Exhibit 99.4

ITEM 8.  FINANCIAL STATEMENTS AND SUPPLEMENTARY DATA

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of Alliant Techsystems Inc.:

We have audited the accompanying consolidated balance sheets of Alliant Techsystems Inc. and subsidiaries (the “Company”) as of March 31, 2010 and 2009, and the related consolidated statements of income, stockholders’ equity, and cash flows for each of the three years in the period ended March 31, 2010.  These consolidated financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of Alliant Techsystems Inc. and subsidiaries at March 31, 2010 and 2009, and the results of their operations and their cash flows for each of the three years in the period ended March 31, 2010, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Notes 1, 9, 10, and 11 to the consolidated financial statements, the Company changed its method of accounting for noncontrolling interests for all periods presented, convertible debt instruments that may be settled in cash upon conversion for all periods presented, uncertain tax benefits in the year ended March 31, 2008, and for defined benefit pension and postretirement benefit plans in the year ended March 31, 2008.

As discussed in Note 15 to the consolidated financial statements, the accompanying consolidated balance sheets, statements of income, stockholders’ equity, and cash flows have been retrospectively adjusted for changes in the Company’s segments.

We have also audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Company’s internal control over financial reporting as of March 31, 2010, based on the criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission, and our report dated May 18, 2010, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/S/ DELOITTE & TOUCHE LLP
Minneapolis, Minnesota
May 18, 2010 (August 13, 2010 as to the change in operating segments described in Note 15)

CONSOLIDATED INCOME STATEMENTS

	Years Ended March 31
(Amounts in thousands except per share data)	2010	2009 (1)	2008 (1)

Sales	$4,807,666	$4,583,224	$4,171,725
Cost of sales	3,776,355	3,607,312	3,325,410
Gross profit	1,031,311	975,912	846,315
Operating expenses:
Research and development	75,896	81,529	68,333
Selling	168,986	161,805	131,068
General and administrative	236,084	239,621	216,386
Trade name and goodwill impairments	38,008	108,500	—
Income before interest, income taxes, and noncontrolling interest	512,337	384,457	430,528
Interest expense	(77,494)	(87,313)	(103,904)
Interest income	574	905	1,431
Income before income taxes and noncontrolling interest	435,417	298,049	328,055
Income tax provision	156,473	157,096	118,678
Net income	278,944	140,953	209,377
Less net income attributable to noncontrolling interest	230	187	376
Net income attributable to Alliant Techsystems Inc.	$278,714	$140,766	$209,001

Alliant Techsystems Inc. earnings per common share:
Basic	$8.48	$4.30	$6.35
Diluted	$8.33	$4.14	$5.94

Alliant Techsystems Inc. weighted-average number of common shares outstanding:
Basic	32,851	32,730	32,924
Diluted	33,462	34,013	35,208

(1) Restated due to the adoption of new accounting standards as discussed in Note 1.

See Notes to the Consolidated Financial Statements.

CONSOLIDATED BALANCE SHEETS

	March 31
(Amounts in thousands except share data)	2010	2009 (1)

ASSETS
Current assets:
Cash and cash equivalents	$393,893	$336,700
Net receivables	902,750	899,543
Net inventories	236,074	238,600
Income tax receivable	—	34,835
Deferred income tax assets	67,813	29,223
Other current assets	118,448	39,843
Total current assets	1,718,978	1,578,744
Net property, plant, and equipment	561,931	540,041
Goodwill	1,183,910	1,195,986
Deferred income tax assets	140,439	69,582
Deferred charges and other non-current assets	264,366	192,992
Total assets	$3,869,624	$3,577,345

LIABILITIES AND EQUITY
Current liabilities:
Current portion of long-term debt	$13,750	$289,859
Accounts payable	273,718	294,971
Contract advances and allowances	106,819	86,080
Accrued compensation	172,630	168,059
Accrued income taxes	14,609	—
Other accrued liabilities	206,289	166,341
Total current liabilities	787,815	1,005,310
Long-term debt	1,379,804	1,097,744
Postretirement and postemployment benefits liabilities	142,541	121,689
Accrued pension liability	622,576	552,671
Other long-term liabilities	129,466	125,362
Total liabilities	3,062,202	2,902,776
Commitments and contingencies (Notes 10, 12 and 13)
Common stock—$.01 par value:
Authorized—180,000,000 shares
Issued and outstanding—33,047,018 shares at March 31, 2010 and 32,783,496 shares at March 31, 2009	330	328
Additional paid-in-capital	578,046	574,675
Retained earnings	1,699,176	1,420,462
Accumulated other comprehensive loss	(821,086)	(651,652)
Common stock in treasury, at cost—8,508,431 shares held at March 31, 2010 and 8,771,565 shares held at March 31, 2009	(657,872)	(677,842)
Total Alliant Techsystems Inc. stockholders’ equity	798,594	665,971
Noncontrolling interest	8,828	8,598
Total stockholders’ equity	807,422	674,569
Total liabilities and stockholders’ equity	$3,869,624	$3,577,345

(1) Restated due to the adoption of new accounting standards as discussed in Note 1.

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS

	Years Ended March 31
(Amounts in thousands)	2010	2009 (1)	2008 (1)

Operating Activities
Net income	$278,944	$140,953	$209,377
Adjustments to net income to arrive at cash provided by operating activities:
Depreciation	93,739	80,137	71,511
Amortization of intangible assets	6,091	5,616	5,975
Amortization of debt discount	19,867	23,921	22,326
Amortization of deferred financing costs	2,839	2,857	3,851
Trade name and goodwill impairments	38,008	108,500	—
Other asset impairment	11,405	7,920	—
Write-off of debt issuance costs associated with convertible notes	—	—	5,600
Write-off of acquisition related costs	—	—	6,567
Deferred income taxes	(3,338)	108,353	(21,054)
Loss on disposal of property	5,756	1,110	2,505
Share-based plans expense	16,664	18,952	23,415
Excess tax benefits from share-based plans	(1,691)	(3,287)	(9,459)
Changes in assets and liabilities:
Net receivables	(81,279)	(94,239)	(27,508)
Net inventories	57	(15,610)	(33,608)
Accounts payable	(16,221)	64,345	49,066
Contract advances and allowances	20,739	4,456	720
Accrued compensation	800	15,312	(1,143)
Accrued income taxes	59,154	(70,019)	48,469
Pension and other postretirement benefits	(241,560)	23,306	33,865
Other assets and liabilities	(16,312)	2,404	(7,724)
Cash provided by operating activities	193,662	424,987	382,751
Investing Activities
Capital expenditures	(143,472)	(111,481)	(100,709)
Acquisition of business, net of cash acquired	5,002	(75,615)	(103,685)
Proceeds from the disposition of property, plant, and equipment	5,845	569	362
Cash used for investing activities	(132,625)	(186,527)	(204,032)
Financing Activities
Payments made on bank debt	(13,916)	—	—
Payments made to extinguish debt	—	(618)	—
Payments made for debt issue costs	—	(5)	(740)
Purchase of treasury shares	—	(31,609)	(100,068)
Proceeds from employee stock compensation plans	8,381	7,412	16,310
Excess tax benefits from share-based plans	1,691	3,287	9,459
Cash used for financing activities	(3,844)	(21,533)	(75,039)
Increase in cash and cash equivalents	57,193	216,927	103,680
Cash and cash equivalents at beginning of year	336,700	119,773	16,093
Cash and cash equivalents at end of year	$393,893	$336,700	$119,773

Supplemental Cash Flow Disclosures:
Noncash investing activity:
Capital expenditures included in accounts payable	$4,917	$7,510	$13,005
Capital expenditures financed through operating leases	$—	$9,722	—

(1) Restated due to the adoption of new accounting standards as discussed in Note 1.

See Notes to the Consolidated Financial Statements.

CONSOLIDATED STATEMENTS OF STOCKHOLDERS’ EQUITY

(Amounts in thousands except share	Common Stock $.01 Par Value		Additional Paid-In	Retained	Accumulated Other Comprehensive	Treasury	Noncontrolling	Total
data)	Shares	Amount	Capital	Earnings	Loss	Stock	Interest	Equity

Balance, April 1, 2007 (1)	33,075,268	$331	$586,687	$1,089,767	$(424,075)	$(608,578)	$8,035	$652,167
Comprehensive income:
Net income		—	—	209,001	—	—	376	209,377
Other comprehensive income (see Note 1):
Adjustments, net		—	—	—	(137)	—	—	(137)
Comprehensive income								209,240
Cumulative effect of adoption of new accounting pronouncements (see Notes 1, 10, & 11)	—	—	—	(19,072)	47,576	—	—	28,504
Exercise of stock options	319,630	3	(6,853)	—	—	23,160	—	16,310
Restricted stock grants	37,713	—	(2,647)	—	—	2,647	—	—
Share-based compensation	—	—	23,415	—	—	—	—	23,415
Treasury stock purchased	(942,200)	(9)	9	—	—	(100,068)	—	(100,068)
Performance shares issued net of treasury stock withheld	310,365	3	(36,575)	—	—	16,902	—	(19,670)
Tax benefit related to share based plans and other	—	—	9,228	—	—	—	—	9,228
Employee benefit plans and other	4,976	—	57	—	—	(428)	—	(371)
Balance, March 31, 2008 (1)	32,795,800	328	573,321	1,279,696	(376,636)	(666,365)	8,411	818,755
Comprehensive loss:
Net income		—	—	140,766	—	—	187	140,953
Other comprehensive income (see Note 1):
Adjustments, net		—	—	—	(275,016)	—	—	(275,016)
Comprehensive loss								(134,063)

Exercise of stock options	133,262	1	(2,767)	—	—	10,179	—	7,413
Restricted stock grants	67,526	1	(5,205)	—	—	5,204	—	—
Share-based compensation	—	—	18,952	—	—	—	—	18,952
Treasury stock purchased	(299,956)	(3)	3	—	—	(31,609)	—	(31,609)
Performance shares issued net of treasury stock withheld	82,674	1	(13,175)	—	—	6,656	—	(6,518)
Tax benefit related to share based plans and other	—	—	3,192	—	—	—	—	3,192
Employee benefit plans and other	4,190	—	353	—	—	(1,906)	—	(1,553)
Balance, March 31, 2009 (1)	32,783,496	328	574,675	1,420,462	(651,652)	(677,842)	8,598	674,569
Comprehensive loss:
Net income		—	—	278,714	—	—	230	278,944
Other comprehensive income (see Note 1):
Adjustments, net		—	—	—	(169,434)	—	—	(169,434)
Comprehensive income								109,510

Exercise of stock options	170,380	—	(4,791)	—	—	13,172	—	8,381
Restricted stock grants	24,743	—	(2,437)	—	—	2,437	—	—
Share-based compensation	—	—	16,664	—	—	—	—	16,664
Performance shares issued net of treasury stock withheld	75,100	—	(8,759)	—	—	5,422	—	(3,337)
Tax benefit related to share based plans and other	—	—	2,346	—	—	—	—	2,346
Employee benefit plans and other	(6,701)	2	348	—	—	(1,061)	—	(711)
Balance, March 31, 2010	33,047,018	$330	$578,046	$1,699,176	$(821,086)	$(657,872)	$8,828	$807,422

(1) Restated due to the adoption of new accounting standards as discussed in Note 1.

See Notes to the Consolidated Financial Statements.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

(Amounts in thousands except share and per share data and unless otherwise indicated)

1. Summary of Significant Accounting Policies

Nature of Operations. Alliant Techsystems Inc. (ATK) is a premier aerospace and defense company and leading supplier of products to the U.S. Government, allied nations, and prime contractors. ATK is also a major supplier of ammunition and related accessories to law enforcement agencies and commercial customers. ATK is headquartered in Minneapolis, Minnesota and has operating locations throughout the United States, Puerto Rico, and internationally.

Basis of Presentation. The consolidated financial statements of ATK include all majority-owned affiliates. All significant intercompany transactions and accounts have been eliminated.

Certain amounts presented for prior periods have been restated to conform to the current year presentation. As discussed further below, effective April 1, 2009, ATK adopted new accounting pronouncements as required. The accounting pronouncements adopted related to convertible debt instruments and noncontrolling interests in subsidiaries required retrospective application. See New Accounting Pronouncements below for the impact to the Company’s financial position and results of operations.

Fiscal Year. References in this report to a particular fiscal year refer to the year ended March 31 of that calendar year. ATK’s interim quarterly periods are based on 13-week periods and end on Sundays.

Use of Estimates. The preparation of consolidated financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect amounts reported therein. Due to the inherent uncertainty involved in making estimates, actual results reported in future periods may differ from those estimates.

Revenue Recognition.

Our sales come primarily from contracts with agencies of the U.S. Government and its prime contractors and subcontractors. As the various U.S. Government customers, including the U.S. Army, NASA, the U.S. Air Force, and the U.S. Navy, make independent purchasing decisions, we do not generally regard the U.S. Government as one customer. Instead, we view each agency as a separate customer.

Fiscal 2010 sales by customer were as follows:

Percent of Sales
Sales to:
U.S. Army	28%
NASA	18%
U.S. Navy	11%
U.S. Air Force	7%
Other U.S. Government customers	5%
Total U.S. Government customers	69%
Commercial and foreign customers	31%
Total	100%

Long-Term Contracts - The majority of ATK’s sales to the U.S. Government and commercial and foreign customers are accounted for as long-term contracts. Sales under long-term contracts are accounted for under the percentage-of-completion method and include cost-plus and fixed-price contracts. Sales under cost-plus contracts are recognized as costs are incurred. Sales under fixed-price contracts are either recognized as the actual cost of work performed relates to the estimate at completion (“cost-to-cost”) or based on results achieved, which usually coincides with customer acceptance (units-of-delivery). The majority of ATK’s total revenue is accounted for using the cost-to-cost method of accounting.

Profits expected to be realized on contracts are based on management’s estimates of total contract sales value and costs at completion. Estimated amounts for contract changes and claims are included in contract sales only when realization is estimated to be probable. Assumptions used for recording sales and earnings are adjusted in the period of change to reflect revisions in contract value and estimated costs. In the period in which it is determined that a loss will be incurred on a contract, the entire amount of the estimated gross margin loss is charged to cost of sales.

Contracts may contain provisions to earn incentive and award fees if specified targets are achieved as well as penalty provisions related to performance. Incentive and award fees and penalties that can be reasonably estimated and are probable are recorded over the performance period of the contract. Incentive and award fees that cannot be reasonably estimated are recorded when awarded.

The complexity of the estimation process and all issues related to assumptions, risks, and uncertainties inherent with the application of the cost-to-cost method of accounting affect the amounts reported in ATK’s financial statements. A number of internal and external factors affect the cost of sales estimates, including labor rate and efficiency variances, overhead rate estimates, revised estimates of warranty costs, estimated future material prices, and customer specification and testing requirement changes. If business conditions were different, or if ATK had used different assumptions in the application of this and other accounting policies, it is likely that materially different amounts would be reported in ATK’s financial statements. In the past, ATK’s estimates and assumptions have been materially accurate.

Other Revenue Recognition Methodology - Sales not recognized under the long-term contract method primarily relate to sales within the Security and Sporting group and are recognized when persuasive evidence of an arrangement exists, the product has been delivered and legal title and all risks of ownership have been transferred, written contract and sales terms are complete, customer acceptance has occurred, and payment is reasonably assured. Sales are reduced for allowances and price discounts.

Fiscal 2010 sales by revenue recognition method were as follows:

Percent of Sales
Sales recorded under:
Long-term contracts method	84%
Other method	16%
Total	100%

Operating Expenses. Selling and general and administrative costs are expensed in the year incurred. Research and development costs include costs incurred for experimentation, design testing, and bid and proposal efforts related to products and services and are expensed as incurred unless the costs are related to certain contractual arrangements. Costs that are incurred pursuant to such contractual arrangements are recorded over the period that revenue is recognized, consistent with ATK’s contract accounting policy.

Environmental Remediation and Compliance. Costs associated with environmental compliance, restoration, and preventing future contamination that are estimable and probable are accrued and expensed, or capitalized as appropriate. Expected remediation, restoration, and monitoring costs relating to an existing condition caused by past operations, and which do not contribute to current or future revenue generation, are accrued and expensed in the period that such costs become estimable. Liabilities are recognized for remedial and resource restoration activities when they are probable and the cost can be reasonably estimated.

ATK’s engineering, financial, and legal specialists estimate, based on current law and existing technologies, the cost of each environmental liability. Such estimates are based primarily upon the estimated cost of investigation and remediation required and the likelihood that other potentially responsible parties (PRPs) will be able to fulfill their commitments at the sites where ATK may be jointly and severally liable. ATK’s estimates for environmental obligations are dependent on, and affected by, the nature and extent of historical information and physical data relating to a contaminated site, the complexity of the site, methods of remediation available, the technology that will be required, the outcome of discussions with regulatory agencies and other PRPs at multi-party sites, the number and financial viability of other PRPs, changes in environmental laws and regulations, future technological developments, and the timing of expenditures; accordingly, such estimates could change materially as ATK periodically evaluates and revises such estimates based on expenditures against established reserves and the availability of additional information.

Cash Equivalents. Cash equivalents are all highly liquid cash investments purchased with original maturities of three months or less.

Marketable Securities. Investments in a common collective trust that primarily invests in fixed income securities are classified as available-for-sale securities and are recorded at fair value within deferred charges and other non-current assets. Unrealized gains and losses are recorded in other comprehensive (loss) income (OCI). When such investments are sold, the unrealized gains or losses are reversed from OCI and recognized in the consolidated income statement.

Inventories. Inventories are stated at the lower of cost or market. Inventoried costs relating to contracts in progress are stated at actual production costs, including factory overhead, initial tooling, and other related costs incurred to date, reduced by amounts associated with recognized sales. Raw materials, work in process, and finished goods are generally determined using the standard costing method.

Inventories consist of the following:

	March 31
	2010	2009
Raw materials	$69,002	$60,545
Work in process	91,338	85,005
Finished goods	75,734	93,050
Net inventories	$236,074	$238,600

Progress payments received from customers relating to the uncompleted portions of contracts are offset against unbilled receivable balances or applicable inventories. Any remaining progress payment balances are classified as contract advances.

Accounting for Goodwill and Identifiable Intangible Assets

Goodwill — ATK tests goodwill for impairment on the first day of its fourth fiscal quarter, which was January 4, 2010 for our fiscal 2010 analysis, or upon the occurrence of events or changes in circumstances that indicate that the asset might be impaired. The Company determined that the reporting units for its goodwill impairment review are its operating segments, or components of an operating segment, that constitute a business for which discrete financial information is available, and for which segment management regularly reviews the operating results.  Based on this analysis, the Company has identified 11 reporting units within its reportable segments as of January 4, 2010.

The impairment test is performed using a two-step process. In the first step, ATK determines the estimated fair value of each reporting unit and compares it to the carrying value of the reporting unit, including goodwill. If the carrying amount of a reporting unit is higher than its fair value, an indication of goodwill impairment exists and the second step must be performed in order to determine the amount of the goodwill impairment. In the second step, ATK must determine the implied fair value of the reporting unit’s goodwill which is determined by allocating the estimated fair value of the reporting unit in a manner similar to a purchase price allocation. The implied fair value is compared to the carrying amount and if the carrying amount of the reporting unit’s goodwill exceeds the implied fair value of its goodwill, an impairment loss must be recognized for the excess.

The estimated fair value of each reporting unit is determined using a discounted cash flow approach. Projecting discounted future cash flows requires ATK to make significant estimates regarding future revenues and expenses, projected capital expenditures, changes in working capital, and the appropriate discount rate. The projections also take into account several factors including current and estimated economic trends and outlook, costs of raw materials, consideration of its market capitalization in comparison to the estimated fair values of its reporting units, and other factors which are beyond ATK’s control.

In developing its discounted cash flow analysis, ATK’s assumptions about future revenues and expenses, capital expenditures, and changes in working capital are based on its three-year plan, as approved by the Board of Directors, and assumes a terminal growth rate thereafter. These cash flows are then discounted using ATK’s composite discount rate. ATK ensures that the consolidated cash flows reconcile to the market capitalization at the test date using an assumed control premium. ATK then computes the break-even discount rate for each reporting unit and compares that to ATK’s composite rate to determine if further analysis is needed for a particular reporting unit.

ATK completed step one of its annual goodwill impairment evaluation during the fourth quarter of fiscal 2010. The results showed each reporting unit’s fair value exceeded its carrying value and, accordingly, step two of the impairment analysis was not required. In the fourth quarter of fiscal 2009, ATK performed step one and was required to perform step two for its Spacecraft Systems reporting unit and recorded a non-cash goodwill impairment charge of $108,500. See Note 7 for further details.

Identifiable Intangible Assets—ATK’s primary identifiable intangible assets include trademarks and trade names, non-compete agreements, patented technology, and customer relationships. Identifiable intangible assets with finite lives are amortized and evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Identifiable intangibles with indefinite lives are not amortized and are tested for impairment annually on the first day of ATK’s fourth fiscal quarter which was January 4, 2010 for our fiscal 2010 analysis, or more frequently if events warrant.

ATK’s identifiable intangibles with indefinite lives consist of trademarks and trade names. The impairment test consists of a comparison of the fair value of the specific intangible asset with its carrying value. The fair value of these assets is measured using the relief-from-royalty method which assumes that the asset has value to the extent that the owner is relieved of the obligation to pay royalties for the benefits received from them. This method requires ATK to estimate the future revenue for the related brands and technology, the appropriate royalty rate, and the weighted average cost of capital. ATK bases its fair values and estimates on assumptions it believes to be reasonable, but which are unpredictable and inherently uncertain.

During the fourth quarter of 2010, ATK made a strategic decision to discontinue the use of the Thiokol and MRC trade names which were recorded as part of business acquisitions in April 2001 and March 2004, respectively. This decision represented a change in circumstance that would indicate that the assets’ carrying values may not be recoverable and, as a result, ATK evaluated the assets for impairment. Based on this assessment, ATK recorded impairment charges of $24,586 and $13,422, within Aerospace Systems and Missile Products, respectively. See Note 7 for further details.

Stock-Based Compensation. ATK’s stock-based employee compensation plans, which are described more fully in Note 14, provide for the grant of various types of stock-based incentive awards, including performance awards, total stockholder return performance awards (TSR awards), restricted stock, and options to purchase common stock. The types and mix of stock-based incentive awards are evaluated on an ongoing basis and may vary based on ATK’s overall strategy regarding compensation, including consideration of the impact of expensing stock awards on ATK’s results of operations.

Performance awards are valued at the fair value of ATK stock as of the grant date and expense is recognized based on the number of shares expected to vest under the terms of the award under which they are granted. ATK uses an integrated Monte Carlo simulation model to determine the fair value of the TSR awards and the calculated fair value is recognized into income over the vesting period. Restricted stock issued vests over periods ranging from one to five years and is valued based on the market value of ATK stock on the grant date. The estimated grant date fair value of stock options is recognized into income on a straight-line basis over the requisite service period, generally one to three years. The estimated fair value of each option is calculated using the Black-Scholes option-pricing model. See Note 14 for further details.

Income Taxes. Provisions for federal, state, and foreign income taxes are calculated based on reported pre-tax earnings and current tax law. Such provisions differ from the amounts currently receivable or payable because certain items of income and expense are recognized in different time periods for financial reporting purposes than for income tax purposes. Significant judgment is required in determining income tax provisions and evaluating tax positions. ATK periodically assesses its liabilities and contingencies for all periods that are currently open to examination or have not been effectively settled based on the most current available information. Where it is not more likely than not that ATK’s tax position will be sustained, the Company records the entire resulting tax liability and when it is more likely than not of being sustained, the Company records its best estimate of the resulting tax liability. Any applicable interest and penalties related to those positions are also recorded in the consolidated financial statements. To the extent ATK’s assessment of the tax outcome of these matters changes, such change in estimate will impact the income tax provision in the period of the change. It is ATK’s policy to record any interest and penalties related to income taxes as part of the income tax expense for financial reporting purposes. Deferred tax assets related to carryforwards are reduced by a valuation allowance when it is not more likely than not that the amount will be realized before expiration of the carryforward period. As part of this analysis ATK takes into the account the amount and character of the income to determine if the carryforwards will be realized. Significant estimates are required for this analysis. Changes in the amounts of valuation allowance are recorded in the tax provision in the period when the change occurs.

Derivative Instruments and Hedging Activities. From time to time, ATK uses derivatives, consisting mainly of commodity forward contracts to hedge forecasted purchases of certain commodities, interest rate swaps to hedge forecasted interest payments and the risk associated with changing interest rates of long-term debt, and foreign currency exchange contracts to hedge forecasted transactions denominated in a foreign currency. ATK does not hold or issue derivatives for trading purposes. At the inception of each derivative instrument, ATK documents the relationship between the hedging instrument and the hedged item, as well as its risk-management objectives and strategy for undertaking the hedge transaction. ATK assesses, both at the hedge’s inception and on an ongoing basis, whether the derivative instrument is highly effective in offsetting changes in the hedged item. Derivatives are recognized on the balance sheet at fair value. If the derivative is designated as a cash flow hedge, the effective portion of the change in the fair value of the derivative is recorded to accumulated OCI, and recognized in earnings when the hedged item affects earnings.

Commodity and Foreign Currency Forward Contracts. ATK entered into forward contracts for copper and zinc during fiscal 2010 and for lead during fiscal 2009. The contracts essentially establish a fixed price for the underlying commodity and are designated and qualify as effective cash flow hedges of purchases of the commodity. Ineffectiveness is calculated as the amount by which the change in the fair value of the derivatives exceeds the change in the fair value of the anticipated commodity purchases. The fair value of these contracts is recorded within other assets or liabilities, as appropriate, and the effective portion is reflected in accumulated OCI in the financial statements. The gains or losses on these contracts are recorded in inventory as the commodities are purchased.

ATK entered into foreign currency forward contracts during fiscal 2010. These contracts are used to hedge forecasted inventory purchases and subsequent payments denominated in Euros and are designated and qualify as effective cash flow hedges. Ineffectiveness with respect to forecasted inventory purchases is calculated based on changes in the forward rate until the anticipated purchase occurs; ineffectiveness of the hedge of the accounts payable is evaluated based on the change in fair value of its anticipated settlement. The fair value of these contracts is recorded within other accrued liabilities and the effective portion is reflected in accumulated OCI in the financial statements. The gains or losses on these contracts are recorded in earnings when the related inventory is sold.

The following table summarizes the pre-tax activity in OCI related to these forward contracts:

	Years Ended March 31
	2010	2009	2008
Beginning of period unrealized gain in accumulated OCI	$—	$—	$—
Increase (decrease) in fair value of derivatives	79,431	(1,837)	—
(Gains) losses reclassified from OCI, (offsetting) increasing the price paid to suppliers	(13,849)	1,837	—
End of period unrealized gain in accumulated OCI	$65,582	$—	$—

There was no ineffectiveness recognized in earnings for these contracts during fiscal 2010, 2009, or 2008. ATK expects that any unrealized losses will be realized and reported in cost of sales as the cost of the commodities is included in cost of sales. Estimated and actual gains or losses will change as market prices change.

Earnings Per Share Data. Basic earnings per share (EPS) is computed based upon the weighted-average number of common shares outstanding for each period. Diluted EPS is computed based on the weighted average number of common shares and common equivalent shares. Common equivalent shares represent the effect of stock-based awards (see Note 14) and contingently issuable shares related to ATK’s Convertible Senior Subordinated Notes (see Note 9) during each period presented, which, if exercised, earned, or converted, would have a dilutive effect on earnings per share. In computing EPS for fiscal 2010, 2009, and 2008, earnings, as reported for each respective period, is divided by (in thousands):

	Years Ended March 31
	2010	2009	2008
Basic EPS shares outstanding	32,851	32,730	32,924
Dilutive effect of stock-based awards	477	486	552
Dilutive effect of contingently issuable shares	134	797	1,732
Diluted EPS shares outstanding	33,462	34,013	35,208

Shares excluded from the calculation of diluted EPS because the option exercise/threshold price was greater than the average market price of the common shares	5	—	34

Contingently issuable shares related to ATK’s $200,000 aggregate principal amount of 3.00% Convertible Notes due 2024 (the 3.00% Convertible Notes due 2024) and the $280,000 aggregate principal amount of 2.75% Convertible Notes due 2024 (the 2.75% Convertible Notes due 2024), as discussed in Note 9, are included in diluted EPS in fiscal 2010, 2009, and 2008.

Contingently issuable shares related to ATK’s $300,000 aggregate principal amount of 2.75% Convertible Notes due 2011 (the 2.75% Convertible Notes due 2011), as discussed in Note 9, are included in diluted EPS in fiscal 2008 but are not included in diluted EPS in fiscal 2010 or 2009 because ATK’s average stock price was below the conversion price of $96.51during those years.

The Warrants, as discussed in Note 9, are not included in diluted EPS as ATK’s average stock price during fiscal 2010, 2009, and 2008 did not exceed $116.75. The Call Options, also discussed in Note 9, are anti-dilutive and are therefore excluded from the calculation of diluted shares outstanding.

Comprehensive Income. The components of comprehensive income for fiscal 2010, 2009, and 2008 are as follows:

	Years Ended March 31
	2010	2009	2008
Net income	$278,944	$140,953	$209,377
Other comprehensive (loss) income (OCI):
Change in fair value of derivatives, net of income taxes of $(25,386), (365), and $(336), respectively	39,706	550	600
Pension and other postretirement benefit liabilities, net of income taxes of $131,654, $177,118, and $641, respectively	(211,513)	(274,601)	(508)
Change in fair value of available-for-sale securities, net of income taxes of $(1,517), $643, and $183, respectively	2,373	(965)	(229)
Total OCI	(169,434)	(275,016)	(137)
Comprehensive income (loss)	109,510	(134,063)	209,240
Comprehensive income attributable to noncontrolling interest	230	187	376
Comprehensive income (loss) attributable to Alliant Techsystems Inc.	$109,280	$(134,250)	$208,864

The components of accumulated OCI, net of income taxes, are as follows:

	March 31
	2010	2009
Derivatives	$39,706	$—
Pension and other postretirement benefit liabilities	(862,356)	(650,843)
Available-for-sale securities	1,564	(809)
Total accumulated other comprehensive loss	$(821,086)	$(651,652)

Fair Value of Nonfinancial Instruments. The carrying amount of receivables, inventory, accounts payable and accrued liabilities approximates fair value because of the short maturity of these instruments. See Note 2 for additional disclosure regarding fair value of financial instruments.

New Accounting Pronouncements. In May 2008, the Financial Accounting Standards Board (FASB) issued a new accounting standard which specifies that issuers of convertible debt instruments that may be settled in cash upon conversion should separately account for the liability and equity components in a manner that will reflect the entity’s nonconvertible debt borrowing rate when interest cost is recognized in subsequent periods. The provisions of this new standard apply to ATK’s 3.00% Convertible Notes due 2024, the 2.75% Convertible Notes due 2024, and the 2.75% Convertible Notes due 2011, discussed in Note 9. ATK retrospectively adopted the standard on April 1, 2009, as required. Therefore, previously reported balances (prior to April 1, 2009), have been restated to effectively record a debt discount equal to the fair value of the equity component, a deferred tax liability for the tax effect of the recorded debt discount, and an increase to additional paid-in capital for the after-tax fair value of the equity component as of the date of issuance of the underlying notes. Previously reported balances have also been adjusted to provide for the amortization of the debt discount through interest expense and the associated decrease in the deferred tax liability recorded through income tax expense.

The unamortized discount will be amortized through interest expense into earnings over the remaining expected term of the convertible notes. For further discussion of the unamortized discount associated with the convertible notes, see Note 9. The following table is a summary of the effect of applying these provisions in ATK’s prior and current period consolidated statements of income:

	Fiscal year ended March 31,
	2010	2009	2008
Increase in interest expense	$(19,867)	$(23,921)	$(22,326)
Tax benefit	7,748	9,568	8,980
Decrease in net income	(12,119)	(14,353)	(13,346)
Decrease in diluted earnings per share	$(0.36)	$(0.42)	$(0.38)

The adoption of the new standard had the following effect on ATK’s consolidated balance sheet as of the historical periods presented:

	March 31, 2009	March 31, 2008
Increase (Decrease) in:
Current deferred income tax assets	$(1,528)	$—
Long-term deferred income tax assets	(14,290)	—
Current portion of long-term debt	(3,820)	—
Long-term debt	(62,959)	(90,699)
Deferred income tax liabilities	—	21,464
Additional paid-in-capital	101,541	105,464
Retained earnings	(50,581)	(36,228)

As of April 1, 2008, the cumulative effect of the change in accounting principle on retained earnings and additional paid-in-capital was approximately $(36,000) and $105,000, respectively. The adoption had no impact on ATK’s cash provided by (used for) operating, investing, or financing activities on the condensed consolidated statements of cash flows for the periods presented.

In December 2007, the FASB issued a new standard which amends previous existing guidance to establish accounting and reporting standards for the noncontrolling (minority) interest in a subsidiary and for the deconsolidation of a subsidiary. It clarifies that a noncontrolling interest in a subsidiary is an ownership interest in the consolidated entity that should be reported as equity in the consolidated financial statements. ATK adopted the new standard on April 1, 2009 and retrospectively reclassified the “Minority interest in joint venture” balance previously included in the “Other long-term liabilities” line of the consolidated balance sheet to a new component of equity with respect to ATK’s noncontrolling interest in a joint venture for all periods presented. The adoption also impacted certain captions previously used on the consolidated income statement.  The adoption did not have a material impact on ATK’s consolidated financial position or results of operations.

In September 2006, the FASB issued a new standard which defines fair value, establishes a framework for measuring fair value, and expands disclosures about fair value measurements.  In January 2008, the FASB deferred the effective date of the standard for certain nonfinancial assets and liabilities to the fiscal year beginning after November 15, 2008 (ATK’s fiscal 2010). On April 1, 2009 ATK adopted the previously deferred provisions relating to nonfinancial assets and liabilities recorded at fair value, as required.  The adoption did not have a material impact on its financial statements. See Note 2 for additional disclosures.

In December 2007, the FASB issued a new standard relating to business combinations.  The statement retains the fundamental requirements in the previous guidance that the acquisition method of accounting (also referred to as the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. This statement also establishes principles and requirements for how the acquirer: a) recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree; b) recognizes and measures the goodwill acquired in the business combination or a gain from a bargain purchase; and c) determines what information to disclose to enable users of the financial statements to evaluate the nature and financial effects of the business combination. The prospective adoption of the new guidance on April 1, 2009 did not have an impact on ATK’s consolidated financial statements as there were no acquisitions during fiscal 2010.  The adoption is, however, expected to have a significant effect on how future acquisition transactions are reflected in the financial statements.  The acquisition of Eagle Industries on March 31, 2009, as discussed further in Note 4, was accounted for under the old methodology, as it was acquired prior to the adoption of the new standard on April 1, 2009.

In June 2008, the FASB ratified the consensus reached on its guidance for determining whether an equity-linked financial instrument (or embedded feature) is indexed to an entity’s own stock.  The adoption of the new guidance on April 1, 2009 did not change the conclusion that the net cost of ATK’s warrants and options are classified within equity (as discussed in Note 9) in accordance with existing guidance, therefore, the adoption did not have a material impact on the financial statements.

In December 2008, the FASB issued a standard which amends the plan asset disclosures required under historical guidance to provide guidance on an employer’s disclosures about plan assets of a defined benefit pension or other postretirement plan.  Guidance provided by this FSP relates to disclosures about investment policies and strategies, categories of plan assets, fair value measurements of plan assets, and significant concentrations of risk.  ATK’s adoption of the new standard in fiscal 2010 required additional disclosure regarding plan assets of ATK’s defined benefit pension and other postretirement plans in ATK’s Form 10-K filed for the year ending March 31, 2010.  See Note 10 for additional disclosures.

In June 2009, the FASB issued a new standard that establishes only two levels of U.S. generally accepted accounting principles (“GAAP”), authoritative and nonauthoritative. The FASB Accounting Standards Codification (the “Codification”) has become the source of authoritative, nongovernmental GAAP, except for rules and interpretive releases of the Securities and Exchange Commission (“SEC”), which are sources of authoritative GAAP for SEC registrants. All other nongrandfathered, non-SEC accounting literature not included in the Codification has become nonauthoritative. This standard is effective for financial statements for interim or annual reporting periods ending after September 15, 2009.  ATK began to use the new guidelines and numbering system prescribed by the Codification when referring to GAAP in the second quarter of fiscal 2010.  As the Codification was not intended to change or alter existing GAAP, there was no material impact on ATK’s consolidated financial statements.

2.  Fair Value of Financial Instruments

As discussed in Note 1, ATK adopted all provisions of the new standard on fair value. The standard clarifies the definition of fair value, prescribes a framework for measuring fair value, establishes a fair value hierarchy based on the inputs used to measure fair value, and expands disclosures about the use of fair value measurements.  Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date.

The valuation techniques required by the standard are based upon observable and unobservable inputs.  Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect internal market assumptions.  These two types of inputs create the following fair value hierarchy:

Level 1 — Quoted prices for identical instruments in active markets.

Level 2 — Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations whose inputs are observable or whose significant value drivers are observable.

Level 3 — Significant inputs to the valuation model are unobservable.

The following section describes the valuation methodologies used by ATK to measure its financial instruments at fair value.

Investments in marketable securities — ATK’s investments in marketable securities represent investments held in a common collective trust (“CCT”) that primarily invests in fixed income securities which are used to pay benefits under a nonqualified supplemental executive retirement plan for certain executives and highly compensated employees.  Investments in a collective investment vehicle are valued by multiplying the investee company’s net asset value per share with the number of units or shares owned at the valuation date as determined by the investee company.  Net asset value per share is determined by the investee company’s custodian or fund administrator by deducting from the value of the assets of the investee company all its liabilities and the resulting number is divided by the outstanding number of shares or units.  Investments held by the CCT, including collateral invested for securities on loan, are valued on the basis of valuations furnished by a pricing service approved by the CCT’s investment manager, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined in good faith by the CCT’s investment manager.

Derivative financial instruments and hedging activities — In order to manage its exposure to commodity pricing and foreign currency risk, ATK periodically utilizes commodity and foreign currency derivatives, which are considered Level 2 instruments.  Commodity derivatives are valued based on prices of futures exchanges and recently reported transactions in the marketplace.  Foreign currency derivatives are valued based on observable market transactions of spot currency rates and forward currency prices.

Long-Term Debt — The fair value of the variable-rate long-term debt is calculated based on current market rates for debt of the same risk and maturities.  The fair value of the fixed-rate debt is based on market quotes for each issuance.

The following table sets forth by level within the fair value hierarchy ATK’s financial assets and liabilities that are measured at fair value on a recurring basis:

	As of March 31, 2010
	Fair Value Measurements Using Inputs Considered as
	Level 1	Level 2	Level 3
Assets
Marketable securities (1)	$—	$21,925	$—
Derivatives (2)	—	66,354	—

Liabilities
Derivatives (3)	$—	$772	$—

	As of March 31, 2009
	Fair Value Measurements Using Inputs Considered as
	Level 1	Level 2	Level 3
Assets
Marketable securities (1)	$—	$10,420	$—

Liabilities
Derivatives	$—	$—	$—

(1)          Represents securities held in connection with a nonqualified supplemental executive retirement plan for certain executives and highly compensated employees (as discussed further in Note 10), which are included within other current assets and deferred charges and other non-current assets on the consolidated balance sheet.

(2)          Balance represents the fair value of outstanding commodity forward contracts that were entered into to hedge forecasted purchases of copper and zinc.

(3)          Balance represents the fair value of outstanding foreign currency forward contracts that were entered into to hedge forecasted transactions denominated in a foreign currency.

The following table presents ATK’s assets and liabilities that are not measured at fair value on a recurring basis.  The carrying values and estimated fair values were as follows:

	As of March 31, 2010		As of March 31, 2009
	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Fixed rate debt	$1,132,304	$1,243,095	$1,112,603	$1,154,304
Variable rate debt	261,250	252,106	275,000	254,375

In addition to the assets and liabilities noted in the table above, ATK also had intangible and other long-lived assets that were written down to their fair value of $0,  resulting in impairment charges of $38,008 and $11,405, respectively, during fiscal 2010.  These are considered Level 3 assets.  For further discussion see Note 7.

3.  Derivative Financial Instruments

ATK is exposed to market risks arising from adverse changes in:

•                  commodity prices affecting the cost of raw materials and energy,

•                  interest rates, and

•                  foreign exchange risks

In the normal course of business, these risks are managed through a variety of strategies, including the use of derivative instruments.  Commodity forward contracts are periodically used to hedge forecasted purchases of certain commodities, foreign currency exchange contracts are used to hedge forecasted transactions denominated in a foreign currency, and ATK periodically uses interest rate swaps to hedge forecasted interest payments and the risk associated with variable interest rates on long-term debt.

ATK entered into forward contracts for copper and zinc during fiscal 2010 and for lead during fiscal 2009.  The contracts essentially establish a fixed price for the underlying commodity and are designated and qualify as effective cash flow hedges of purchases of the commodity. Ineffectiveness is calculated as the amount by which the change in the fair value of the derivatives exceeds the change in the fair value of the anticipated commodity purchases.  The fair value of these contracts is recorded within other assets or liabilities, as appropriate, and the effective portion is reflected in accumulated OCI in the financial statements.  The gains or losses on these contracts are recorded in inventory as the commodities are purchased.   As of March 31, 2010, ATK had the following outstanding commodity forward contracts that were entered into to hedge forecasted purchases:

Number of Pounds
Copper	49,475,000
Zinc	18,820,000

ATK entered into foreign currency forward contracts during fiscal 2010.  These contracts are used to hedge forecasted inventory purchases and subsequent payments denominated in Euros and are designated and qualify as effective cash flow hedges.  Ineffectiveness with respect to forecasted inventory purchases is calculated based on changes in the forward rate until the anticipated purchase occurs; ineffectiveness of the hedge of the accounts payable is evaluated based on the change in fair value of its anticipated settlement.  The fair value of these contracts is recorded within other accrued liabilities and the effective portion is reflected in accumulated OCI in the financial statements.  The gains or losses on these contracts are recorded in earnings when the related inventory is sold.  As of March 31, 2010, ATK had the following outstanding foreign currency forward contracts in place:

Number of Euros
Euros	6,067,683

The table below presents the fair value and location of ATK’s derivative instruments designated as hedging instruments in the condensed consolidated balance sheet as of March 31, 2010.  At March 31, 2009, ATK had no outstanding contracts.

		Asset Derivatives		Liability Derivatives
		Fair value as of		Fair value as of
	Location	March 31, 2010	March 31, 2009	March 31, 2010	March 31, 2009
Commodity forward contracts	Other current assets	$38,610	$—	$—	$—
Commodity forward contracts	Deferred charges and other non-current assets	27,744	—	—	—
Foreign currency forward contracts	Other accrued liabilities	—	—	772	—
Total		$66,354	$—	$772	$—

Due to the nature of ATK’s business, the benefits associated with the commodity contracts may be passed on to the customer and not realized by ATK.

The derivative gains and losses in the consolidated income statements fiscal 2010 related to commodity forward contracts and foreign currency forward contracts were as follows:

	Pretax amount of gain (loss) recognized in Other Comprehensive Income (Loss)	Pretax amount of gain (loss) reclassified from Accumulated Other Comprehensive Income (Loss)		Gain or (loss) recognized in income on derivative (ineffective portion and amount excluded from effectiveness testing)
	Amount	Location	Amount	Location	Amount
Commodity forward contracts	$66,354	Cost of Sales	$13,849	Cost of Sales	$—
Foreign currency forward contract	(772)	Cost of Sales	—	Cost of Sales	—

All derivatives used by ATK during fiscal 2010 and the fiscal year 2009 were designated as hedging instruments.

There was no ineffectiveness recognized in earnings for these contracts during the fiscal 2010, 2009, or 2008.  ATK expects that any unrealized losses will be realized and reported in cost of sales as the cost of the commodities is included in cost of sales. Estimated and actual gains or losses will change as market prices change.

4.  Acquisitions

The results of acquired businesses are included in ATK’s consolidated financial statements from the date of acquisition. The purchase price for each acquisition is allocated to the acquired assets and liabilities based on fair value. The excess purchase price over estimated fair value of the net assets acquired is recorded as goodwill.

On March 31, 2009, ATK acquired Eagle Industries (Eagle), a leading manufacturer of high-quality, individual operational nylon gear and equipment for military, homeland security, and law enforcement agencies for $63,000 net of cash acquired, subject to purchase price contingencies.  During the second quarter of fiscal 2010, ATK received a preliminary purchase price adjustment of $5,002, as determined by a working capital adjustment identified in the preliminary audited financial statements.  The company manufactures more than 5,000 products which include tactical assault vests, load-bearing equipment, weapon transporting gear, holsters, personal gear carriers, and other high quality accessories.   ATK believes that the acquisition provides an opportunity to expand its position in the domestic and international tactical accessories markets serving military and law enforcement customers.  Headquartered in Fenton, Missouri, Eagle employs approximately 1,280 employees and is included in Security and Sporting.  The purchase price allocation was completed in the fourth quarter of fiscal 2010.  Most of the goodwill generated in this acquisition will be deductible for tax purposes.

ATK used the purchase method of accounting to account for this acquisition and, accordingly, the results of Eagle are included in ATK’s consolidated financial statements at the date of acquisition.  The purchase price for the acquisition has been allocated to the acquired assets and liabilities based on estimated fair value.  Pro forma information on the results of operations for fiscal 2010, 2009 and 2008 as if the acquisition had occurred at the beginning of fiscal 2008 is not being presented because the acquisition is not material to ATK for that purpose.

On June 8, 2007, ATK acquired Swales Aerospace (Swales), a provider of satellite components and subsystems, small spacecraft and engineering services for NASA, U.S. Department of Defense and commercial satellite customers for $101,195, net of cash acquired. ATK believes that the acquisition strengthened ATK’s satellite components, subsystems and small spacecraft portfolios and further increased ATK’s position as a supplier to the U.S. Government and industry.  ATK also believes the acquisition enhanced ATK’s systems engineering as ATK pursues strategic initiatives in space exploration programs.  Headquartered in Beltsville, Maryland, Swales employs approximately 625 employees and is included in Aerospace Systems.  The purchase price allocation for Swales was completed during fiscal 2008.  A portion of the goodwill generated in this acquisition will be deductible for tax purposes.  Pro forma information on results of operations for fiscal 2008 as if the acquisition had occurred at the beginning of fiscal 2008 are not being presented because the acquisition is not material to ATK for that purpose.

During fiscal 2003, ATK acquired the assets of Science and Applied Technology, Inc. (included in Missile Products).  The sellers of this acquired business had the ability to earn up to an additional $7,500 of cash consideration if certain pre-specified milestones were attained with respect to one of the contracts acquired.  The pre-specified milestones were met in September 2008 and the additional contingent consideration earned pursuant to the purchase agreement resulted in an increase to goodwill.

ATK made no acquisitions during fiscal 2010.

5.  Receivables

Receivables, including amounts due under long-term contracts (contract receivables), are summarized as follows:

	March 31
	2010	2009
Billed receivables
U.S. Government contracts	$166,668	$203,534
Commercial and other	164,261	145,905
Unbilled receivables
U.S. Government contracts	520,069	485,511
Commercial and other	61,600	76,042
Less allowance for doubtful accounts	(9,848)	(11,449)
Net receivables	$902,750	$899,543

Receivable balances are shown net of customer progress payments received of $371,718 as of March 31, 2010 and $320,826 as of March 31, 2009.   At March 31, 2010 ATK also has $78,025 of long-term commercial unbilled receivables recorded in deferred charges and other non-current assets.

Unbilled receivables represent the balance of recoverable costs and accrued profit, comprised principally of revenue recognized on contracts for which billings have not been presented to the customer because the amounts were earned but not contractually billable as of the balance sheet date. These amounts include expected additional billable general overhead costs and fees on flexibly priced contracts awaiting final rate negotiations, and are expected to be billable and collectible within one year.

The following is a reconciliation of the changes in ATK’s allowance for doubtful accounts during fiscal 2009 and 2010:

Balance at April 1, 2008	$8,609
Expense	13,347
Write-offs	(10,341)
Reversals and other adjustments	(166)
Balance at March 31, 2009	11,449
Expense	5,573
Write-offs	(853)
Reversals and other adjustments	(6,321)
Balance at March 31, 2010	$9,848

6.  Property, Plant, and Equipment

Property, plant, and equipment is stated at cost and depreciated over estimated useful lives. Machinery and test equipment is depreciated using the double declining balance method at most of ATK’s facilities, and using the straight-line method at other ATK facilities. Other depreciable property is depreciated using the straight-line method. Machinery and equipment are depreciated over one to 23 years and buildings and improvements are depreciated over one to 45 years. Depreciation expense was $93,739 in fiscal 2010, $80,137 in fiscal 2009, and $71,511 in fiscal 2008.

ATK reviews property, plant, and equipment for impairment when indicators of potential impairment are present. When such impairment is identified, it is recorded as a loss in that period.  ATK recorded impairment charges of approximately $11,400 and $7,900 during fiscal 2010 and 2009, respectively, within Armament Systems related to the Company’s TNT production facility and ATK’s decision to procure all future TNT requirements from an off-shore vendor.

Maintenance and repairs are charged to expense as incurred.  Major improvements that extend useful lives are capitalized and depreciated. The cost and accumulated depreciation of property, plant and equipment retired or otherwise disposed of are removed from the related accounts, and any residual values are charged or credited to income.

Property, plant, and equipment consists of the following:

	March 31
	2010	2009
Land	$32,229	$33,837
Buildings and improvements	348,205	334,837
Machinery and equipment	867,396	826,640
Property not yet in service	84,915	48,703
Gross property, plant, and equipment	1,332,745	1,244,017
Less accumulated depreciation	(770,814)	(703,976)
Net property, plant, and equipment	$561,931	$540,041

7.  Goodwill and Deferred Charges and Other Non-Current Assets

The changes in the carrying amount of goodwill by segment were as follows:

	Aerospace Systems	Armament Systems	Missile Products	Security and Sporting	Total
Balance at April 1, 2008	$785,016	$124,558	$234,889	$91,733	$1,236,196
Goodwill Impairment	(108,500)	—			(108,500)
Acquisitions		—		60,790	60,790
Adjustment	—	—	7,500	—	7,500
Balance at March 31, 2009	$676,516	$124,558	$242,389	$152,523	$1,195,986
Adjustment	—	—	—	(12,076)	(12,076)
Balance at March 31, 2010	$676,516	$124,558	$242,389	$140,447	$1,183,910

Beginning with the period ended March 31, 2009, the goodwill recorded within Aerospace Systems above is presented net of $108,500 of accumulated impairment losses.

As discussed above, during the Company’s fiscal 2009 annual test of goodwill impairment, ATK determined that goodwill related to Aerospace Systems was impaired by $108,500 and the non-cash goodwill impairment charge was recognized in the fourth quarter of fiscal 2009.

The fiscal 2009 acquisitions in Security and Sporting primarily related to Eagle, as previously discussed.

The fiscal 2009 adjustment within Missile Products relates to the fiscal 2003 acquisition of assets of Science and Applied Technology, Inc.  The sellers of this acquired business were given the ability to earn up to an additional $7,500 of cash consideration if certain pre-specified milestones were attained with respect to one of the contracts acquired.  The pre-specified milestones were met in September 2008 and the additional contingent consideration earned pursuant to the purchase agreement resulted in an increase to goodwill.

The fiscal 2010 adjustment within Security and Sporting was the result of a preliminary purchase price adjustment of $5,002 received in September 2009, as discussed above, which reduced the purchase price of Eagle, as well as the finalization of the fair value determination of certain assets and liabilities.

Deferred charges and other non-current assets consist of the following:

	March 31
	2010	2009
Gross debt issuance costs	$18,060	$18,060
Less accumulated amortization	(10,011)	(7,172)
Net debt issuance costs	8,049	10,888
Other intangible assets	64,779	106,328
Long term receivables	78,025	—
Environmental remediation receivable	26,161	28,544
Commodity forward contracts	27,744	—
Other non-current assets	59,608	47,232
Total deferred charges and other non-current assets	$264,366	$192,992

The long term receivables represent unbilled receivables on new long term commercial aerospace contracts that ATK does not expect to collect within the next fiscal year.

Included in deferred charges and other non-current assets as of March 31, 2010 and 2009 are other intangible assets of $38,998 and $74,504, respectively, which consist primarily of trademarks, and brand names that are not being amortized as their estimated useful lives are considered indefinite. The fiscal 2009 balance also included non-amortizing patented technology which is discussed further below.

During the fourth quarter of 2010, ATK made a strategic decision to discontinue the use of the Thiokol and MRC trade names which were recorded as part of business acquisitions in April 2001 and March 2004, respectively.  The Thiokol trade name was not being amortized as its estimated useful life was considered indefinite.  ATK had begun amortizing the MRC trade name during fiscal 2009 over an estimated useful life of 10 years.  The decision to discontinue using these names was based on the belief that the ATK brand name better reflects the Company’s overall capabilities as ATK continues to pursue business and react to changes in the markets in which these trade names have historically been used.  The Company will no longer use the Thiokol or MRC trade names.  This decision represented a change in circumstance that would indicate that the assets’ carrying values may not be recoverable and, as a result, ATK evaluated the assets for impairment.  The Company measured the fair value of the assets using reduced expected future contributions and the appropriate royalty rate.  Based on this assessment, ATK recorded non-cash impairment charges of $24,586 and $13,422, within Aerospace Systems and Missile Products, respectively, related to the Thiokol and MRC trade names.  These charges were included in operating expenses in the Consolidated Income Statements.  There were no impairment charges taken related to identifiable intangible assets in fiscal 2009 or 2008.

On March 31, 2010, ATK determined that $10,700 of patented technology now has a finite useful life that had previously been determined to have an indefinite life.  Beginning April 1, 2010, ATK will begin amortizing this asset over an estimated useful life of 10 years.  Other intangible assets also include amortizing intangible assets, as follows:

	March 31, 2010			March 31, 2009
	Gross carrying amount	Accumulated amortization	Total	Gross carrying amount	Accumulated amortization	Total
Contracts	$23,404	$(23,404)	$—	$22,644	$(21,662)	$982
Trade name	860	(123)	737	16,777	(1,678)	15,099
Patented technology	10,700	—	10,700	—	—	—
Customer relationships and other	28,557	(14,213)	14,344	27,407	(11,664)	15,743
Total	$63,521	$(37,740)	$25,781	$66,828	$(35,004)	$31,824

These assets are being amortized using a straight-line method over a weighted average remaining period of approximately 7.6 years. Amortization expense related to these assets was $6,091 in fiscal 2010, $5,616 in fiscal 2009, and $5,975 in fiscal 2008.  ATK expects amortization expense related to these assets to be as follows:

Fiscal 2011	$3,581
Fiscal 2012	3,581
Fiscal 2013	3,581
Fiscal 2014	3,581
Fiscal 2015	3,581
Thereafter	7,876
Total	$25,781

8.  Other Accrued Liabilities

The major categories of other current and long-term accrued liabilities are as follows:

	March 31
	2010	2009
Employee benefits and insurance, including pension and other postretirement benefits	$70,594	$57,455
Government grant	24,768	—
Warranty	14,010	12,184
Interest	3,957	2,022
Environmental remediation	5,641	8,363
Rebate	5,433	5,344
Deferred lease obligation	17,837	13,150
Other	64,049	67,823
Total other accrued liabilities — current	$206,289	$166,341

Environmental remediation	$46,543	$47,919
Management nonqualified deferred compensation plan	19,871	20,362
Non-current portion of accrued income tax liability	32,380	25,570
Deferred lease obligation	13,754	11,853
Other	16,918	19,658
Total other long-term liabilities	$129,466	$125,362

The government grant represents amounts received from the government that may need to be repaid if certain investment and employment levels are not met.

ATK provides product warranties, which entail repair or replacement of non-conforming items, in conjunction with sales of certain products. Estimated costs related to warranties are recorded in the period in which the related product sales occur. The warranty liability recorded at each balance sheet date reflects the estimated liability for warranty coverage for products delivered based on historical information and current trends. The following is a reconciliation of the changes in ATK’s product warranty liability during fiscal 2009 and 2010:

Balance at April 1, 2008	$9,657
Payments made	(286)
Warranties issued	5,049
Changes related to preexisting warranties	(2,236)
Balance at March 31, 2009	12,184
Payments made	(907)
Warranties issued	3,245
Changes related to preexisting warranties	(512)
Balance at March 31, 2010	$14,010

9.  Long-Term Debt

Long-term debt, including the current portion, consisted of the following:

	March 31, 2010	March 31, 2009
Senior Credit Facility dated March 29, 2007:
Term A Loan due 2012	$261,250	$275,000
Revolving Credit Facility due 2012	—	—
2.75% Convertible Senior Subordinated Notes due 2011	300,000	300,000
6.75% Senior Subordinated Notes due 2016	400,000	400,000
2.75% Convertible Senior Subordinated Notes due 2024	279,763	279,929
3.00% Convertible Senior Subordinated Notes due 2024	199,453	199,453
Principal amount of long-term debt	1,440,466	1,454,382
Less: Unamortized discounts	46,912	66,779
Carrying amount of long-term debt	1,393,554	1,387,603
Less: current portion	13,750	289,859
Carrying amount of long-term debt, excluding current portion	$1,379,804	$1,097,744

Senior Credit Facility

In March 2007, ATK entered into an amended and restated Senior Credit Facility dated March 29, 2007 (the Senior Credit Facility), which is comprised of a Term A Loan of $275,000 and a $500,000 Revolving Credit Facility, both of which mature in 2012. The Term A Loan is subject to quarterly principal payments of $3,438 in the years ending March 31, 2010 and 2011; and $6,875 in the year ending March 31, 2012; with the remaining balance due on March 29, 2012. Substantially all domestic, tangible and intangible assets of ATK and its subsidiaries are pledged as collateral under the Senior Credit Facility. Borrowings under the Senior Credit Facility bear interest at a rate equal to the sum of a base rate (currently equal to the bank’s prime rate) or a Eurodollar rate plus an applicable margin, which is based on ATK’s senior secured credit ratings. The weighted average interest rate for the Term A Loan was 1.18% at March 31, 2010. The annual commitment fee in effect on the unused portion of ATK’s Revolving Credit Facility was 0.20% at March 31, 2010. As of March 31, 2010, ATK had no borrowings against its $500,000 revolving credit facility and had outstanding letters of credit of $176,822, which reduced amounts available on the revolving facility to $323,178. ATK had no short-term borrowings during fiscal 2010.  ATK’s weighted average interest rate on short-term borrowings was 4.98% during fiscal 2009.

Terminated Interest Rate Swap

During March 2006, ATK terminated its remaining $100,000 notional amount interest rate swap, resulting in a cash payout of $2,496. This amount was included in accumulated other comprehensive loss and was amortized to interest expense, at a rate of $936 per year, through November 2008, the original maturity date of the swap.

2.75% Convertible Notes due 2011:

In fiscal 2007, ATK issued $300,000 aggregate principal amount of 2.75% Convertible Senior Subordinated Notes (the 2.75% Convertible Notes due 2011) that mature on September 15, 2011. Interest on these notes is payable on March 15 and September 15 of each year. Holders may convert their notes at a conversion rate of 10.3617 shares of ATK’s common stock per $1 principal amount of these notes (a conversion price of $96.51 per share) under the following circumstances: (1) when, if the last reported sale price of ATK stock is greater than or equal to 130% of the conversion price, or $125.46, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) upon the occurrence of certain corporate transactions; or (3) during the last month prior to maturity. ATK is required to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK. If certain fundamental changes occur prior to maturity, ATK will in certain circumstances increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, ATK may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that these notes are convertible into shares of the acquiring or surviving company. These contingently issuable shares increased the number of ATK’s diluted shares outstanding during fiscal 2008 by 259,237 shares because ATK’s average stock price exceeded the conversion price during the year. There was no impact on the diluted shares outstanding for fiscal 2010 or 2009 because ATK’s average stock price during those years was below the conversion price. Debt issuance costs of approximately $7,200 are being amortized to interest expense over five years. Approximately $100,000 of the net proceeds from the issuance of these notes was used to concurrently repurchase 1,285,200 shares of ATK’s common stock.

In connection with the issuance of the 2.75% Convertible Notes due 2011, ATK purchased, at a cost of $50,850, call options (the Call Options) on its common stock. The Call Options, which become exercisable upon conversion of the related convertible notes, allow ATK to purchase approximately 3.1 million shares of ATK’s common stock and/or cash from the counterparty at an amount equal to the amount of common stock and/or cash related to the excess conversion value that ATK would pay to the holders of the related convertible notes upon conversion. For income tax reporting purposes, the related convertible notes and the Call Options are integrated. This creates an original issue discount for income tax reporting purposes, and therefore the cost of the Call Options will be accounted for as interest expense over the term of the convertible notes for income tax reporting purposes. In addition, ATK sold warrants (the Warrants) to issue approximately 3.3 million shares of ATK’s common stock at an exercise price of $116.75 per share. The proceeds from the sale of the Warrants totaled $23,220. In accordance with current authoritative guidance, ATK recorded the net cost of the Call Options and the Warrants of $27,630 in APIC and will not recognize any changes in the fair value of the instruments. On a combined basis, the Call Options and the Warrants are intended to reduce the potential dilution of ATK’s common stock in the event that the 2.75% Convertible Notes due 2011 are converted by effectively increasing the conversion price of these notes from $96.51 to $116.75. The Call Options are anti-dilutive and are therefore excluded from the calculation of diluted shares outstanding. The Warrants will result in additional diluted shares outstanding if ATK’s average common stock price exceeds $116.75.  The Call Options and the Warrants are separate and legally distinct instruments that bind ATK and the counterparty and have no binding effect on the holders of the convertible notes.

6.75% Notes

In fiscal 2006, ATK issued $400,000 aggregate principal amount of 6.75% Senior Subordinated Notes (the 6.75% Notes) that mature on April 1, 2016. These notes are general unsecured obligations. Interest on these notes accrues at a rate of 6.75% per annum and is payable semi-annually on April 1 and October 1 of each year. ATK has the right to redeem some or all of these notes from time to time on or after April 1, 2011, at specified redemption prices. Prior to April 1, 2011, ATK may redeem some or all of these notes at a price equal to 100% of their principal amount plus accrued and unpaid interest to the date of redemption and a specified make-whole premium. Debt issuance costs related to these notes of $7,700 are being amortized to interest expense over ten years.

3.00% Convertible Notes:

In fiscal 2005, ATK issued $200,000 aggregate principal amount of 3.00% Convertible Senior Subordinated Notes (the 3.00% Convertible Notes) that mature on August 15, 2024. Interest on these notes is payable on February 15 and August 15 of each year. Starting with the period beginning on August 20, 2014 and ending on February 14, 2015, and for each of the six-month periods thereafter beginning on February 15, 2015, ATK will pay contingent interest during the applicable interest period if the average trading price of these notes on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of these notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.30% of the average trading price of a note during the measuring period. The contingent interest feature is treated as an embedded derivative and the fair value of this feature was insignificant at March 31, 2010 and 2009. ATK may redeem some or all of these notes in cash at any time on or after August 20, 2014. Holders of these notes may require ATK to repurchase in cash some or all of these notes on August 15, 2014 and August 15, 2019. Holders may also convert their 3.00% Convertible Notes at a conversion rate of 12.5392 shares of ATK’s common stock per $1 principal amount of these notes (a conversion price of $79.75) under the following circumstances: (1) when, during any fiscal quarter, the last reported sale price of ATK stock is greater than or equal to 130% of the conversion price, or $103.68, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if ATK calls these notes for redemption; or (3) upon the occurrence of certain corporate transactions. The stock price condition was satisfied during fiscal 2008 and, accordingly, the unamortized debt issuance costs, which were previously being amortized through the first redemption date of these notes, of approximately $3,200 were written off.  The stock price condition was met during fiscal 2009 and $547 of these notes were converted in fiscal 2009.  The stock price condition was not satisfied during ATK’s fourth fiscal quarter of 2010; therefore the remaining principal amount of $199,453 as of March 31, 2010, is classified as long-term. In fiscal 2005, ATK amended the indenture to require ATK to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK. If certain fundamental changes occur on or prior to August 15, 2014, ATK will in certain circumstances increase the conversion rate by a number of additional shares of common stock or, in lieu thereof, ATK may in certain circumstances elect to adjust the conversion rate and related conversion obligation so that these notes are convertible into shares of the acquiring or surviving company. These contingently issuable shares increased the number of ATK’s diluted shares outstanding for fiscal 2010, fiscal 2009, and fiscal 2008 by 50,653, 326,363, and 608,324 shares, respectively, because ATK’s average stock price exceeded the conversion price during those years.

2.75% Convertible Notes due 2024

In fiscal 2004, ATK issued $280,000 aggregate principal amount of 2.75% Convertible Senior Subordinated Notes (the 2.75% Convertible Notes due 2024) that mature on February 15, 2024. Interest on these notes is payable on February 15 and August 15 of each year. During each of the six-month periods beginning on February 15 and August 15 of each year, ATK will pay contingent interest during the applicable interest period if the average trading price of these notes on the five trading days ending on the third day immediately preceding the first day of the applicable interest period equals or exceeds 120% of the principal amount of these notes. The contingent interest payable per note within any applicable interest period will equal an annual rate of 0.30% of the average trading price of a note during the measuring period. The contingent interest feature is treated as an embedded derivative, and the fair value of this feature was insignificant at March 31, 2010 and 2009. ATK may now redeem some or all of these notes in cash at any time. Holders of these notes may require ATK to repurchase in cash some or all of these notes on February 15, 2014 or February 15, 2019. In fiscal 2010, $166 of these notes were repurchased, in cash for 100% of the principal amount plus accrued but unpaid interest, from holders who elected to surrender their notes. Holders may also convert these notes into shares of ATK’s common stock at a conversion rate of 12.5843 shares per $1 principal amount of the notes (a conversion price of $79.46) under the following circumstances: (1) when, during any fiscal quarter, the last reported sale price of ATK stock is greater than or equal to 130% of the conversion price, or $103.30, for at least 20 trading days in the period of 30 consecutive trading days ending on the last trading day of the preceding fiscal quarter; (2) if ATK calls these notes for redemption; or (3) upon the occurrence of certain corporate transactions. The stock price condition was satisfied during fiscal 2008 and, accordingly, the unamortized debt issuance costs, which were previously being amortized through the first redemption date of these notes, of approximately $2,400 were written off.  The stock price condition was met in fiscal 2009 and $71 of these notes were converted in fiscal 2009.  The stock price condition was not satisfied during ATK’s fourth fiscal quarter of 2010; therefore the remaining principal amount of $279,763 as of March 31, 2010 was classified as long-term.  In fiscal 2005, ATK amended the indenture to require ATK to satisfy 100% of the principal amount of these notes solely in cash, with any amounts above the principal amount to be satisfied in cash, common stock, or a combination of cash and common stock, at the sole election of ATK. These contingently issuable shares increased the number of ATK’s diluted shares outstanding for fiscal 2010, fiscal 2009, and fiscal 2008 by 83,666, 470,669, and 864,282 shares, respectively, because ATK’s average stock price exceeded the conversion price during those years.

The following tables provide additional information about ATK’s convertible notes:

	March 31, 2010
	2.75% due 2011	3.00% due 2024	2.75% due 2024	Total
Carrying amount of the equity component	$50,779	$56,849	$43,568	$151,196
Principal amount of the liability component	300,000	199,453	279,763	779,216
Unamortized discount of liability component	17,052	29,860	—	46,912
Net carrying amount of liability component	282,948	169,593	279,763	732,304
Remaining amortization period of discount	18 months	173 months	—
Effective interest rate on liability component	6.800%	7.000%	6.125%

	March 31, 2009
	2.75% due 2011	3.00% due 2024	2.75% due 2024	Total
Carrying amount of the equity component	$50,779	$56,849	$43,568	$151,196
Principal amount of the liability component	300,000	199,453	279,929	779,382
Unamortized discount of liability component	27,507	35,452	$3,820	66,779
Net carrying amount of liability component	272,493	164,001	276,109

Based on ATK’s closing stock price of $81.30 on March 31, 2010, the if-converted value of these notes exceeds the aggregate principal amount of the notes by $10,343.

Rank and Guarantees

The 3.00% Convertible Notes, the 2.75% Convertible Notes due 2024, the 2.75% Convertible Notes due 2011, and the 6.75% Notes rank equal in right of payment with each other and all of ATK’s future senior subordinated indebtedness and are subordinated in right of payment to all existing and future senior indebtedness, including the Senior Credit Facility. The outstanding notes are guaranteed on an unsecured basis, jointly and severally and fully and unconditionally, by substantially all of ATK’s domestic subsidiaries. Subsidiaries of ATK other than the subsidiary guarantors are minor.  All of these guarantor subsidiaries are 100% owned by ATK. These guarantees are senior subordinated obligations of the applicable subsidiary guarantors.

Scheduled Minimum Loan Payments

The scheduled minimum loan payments on outstanding long-term debt are as follows:

Fiscal 2011	$13,750
Fiscal 2012	547,500
Fiscal 2013	—
Fiscal 2014	279,763
Fiscal 2015	199,453
Thereafter	400,000
Total	$1,440,466

ATK’s total debt (current portion of debt and long-term debt) as a percentage of total capitalization (total debt and stockholders’ equity) was 63% as of March 31, 2010 and 70% as of March 31, 2009.

Covenants and Default Provisions

ATK’s Senior Credit Facility and the indentures governing the 6.75% Notes, the 2.75% Convertible Notes due 2011, the 2.75% Convertible Notes due 2024, and the 3.00% Convertible Notes impose restrictions on ATK, including limitations on its ability to incur additional debt, enter into capital leases, grant liens, pay dividends and make certain other payments, sell assets, or merge or consolidate with or into another entity. In addition, the Senior Credit Facility limits ATK’s ability to enter into sale-and-leaseback transactions. The Senior Credit Facility also requires that ATK meet and maintain specified financial ratios, including a minimum interest coverage ratio and a maximum consolidated leverage ratio.   Many of ATK’s debt agreements contain cross-default provisions so that non-compliance with the covenants within one debt agreement could cause a default under other debt agreements as well.  ATK’s ability to comply with these covenants and to meet and maintain the financial ratios may be affected by events beyond its control. Borrowings under the Senior Credit Facility are subject to compliance with these covenants. As of March 31, 2010, ATK was in compliance with the financial covenants.

Debt Service Requirements

ATK’s debt service requirements over the next two years consist of principal payments due under the Senior Credit Facility and the maturity of the Company’s 2.75% Convertible Notes due 2011 totaling approximately $561,000, as discussed further above.  ATK’s other debt service requirements consist of interest expense on its debt. Additional cash may be required to repurchase or convert any or all of the convertible notes under certain circumstances. ATK’s short-term cash requirements for operations are expected to consist mainly of capital expenditures to maintain and expand production facilities and working capital requirements.

Cash Paid for Interest

Cash paid for interest totaled $52,840, in fiscal 2010, $60,019 in fiscal 2009, and $70,807 in fiscal 2008. Cash received for interest totaled $574 in fiscal 2010, $905 in fiscal 2009, and $1,431 in fiscal 2008.

10.  Employee Benefit Plans

ATK provides defined benefit pension plans and defined contribution plans for the majority of its employees. ATK has tax qualified defined benefit plans, supplemental (nonqualified) defined benefit pension plans, and a defined contribution plan. A qualified plan meets the requirements of certain sections of the Internal Revenue Code and, generally, contributions to qualified plans are tax deductible. A qualified plan typically provides benefits to a broad group of employees and may not discriminate in favor of highly compensated employees in coverage, benefits or contributions. In addition, ATK provides medical and life insurance benefits to certain retirees and their eligible dependents through its postretirement plans.

Defined Benefit Plans

ATK is required to reflect the funded status of the pension and other postretirement (PRB) plans on the consolidated balance sheet. The funded status of the plans is measured as the difference between the plan assets at fair value and the projected benefit obligation. ATK has recognized the aggregate of all overfunded plans in prepaid pension assets and the aggregate of all underfunded plans within the accrued pension liability and postretirement and postemployment benefits liabilities. The portion of the amount by which the actuarial present value of benefits included in the projected benefit obligation exceeds the fair value of plan assets, payable in the next 12 months, is reflected in other accrued liabilities.

Previously unrecognized differences between actual amounts and estimates based on actuarial assumptions are included in accumulated other comprehensive loss in our consolidated balance sheet and the difference between actual amounts and estimates based on actuarial assumptions has been recognized in other comprehensive income in the period in which they occur.

At the beginning of fiscal 2008 ATK adopted the measurement provisions of new accounting guidance relating to defined benefit pension plans and remeasured its plan assets and benefit obligations.  This changed ATK’s measurement date from December 31 to March 31.  Other than a change in the discount rate from 5.90% to 6.10%, the assumptions used to remeasure the plan assets and benefit obligation remain unchanged from fiscal 2007.  The after-tax cumulative effect changes of this adoption included a decrease of $9,009 in retained earnings; a decrease of $47,576 in accumulated other comprehensive loss, an increase of $30,690 in total assets, and a decrease of $7,877 in total liabilities.

Pension Plans.  ATK has qualified noncontributory defined benefit pension plans that cover substantially all employees hired prior to January 1, 2007.  Eligible non-union employees hired on or after January 1, 2007 and certain union employees are not covered by a defined benefit plan but do receive an employer contribution through a defined contribution plan, discussed below. The defined benefit plans provide either pension benefits based on employee annual pay levels and years of credited service or stated amounts for each year of credited service. ATK funds the plans in accordance with federal requirements calculated using appropriate actuarial methods.  Depending on the plan they are covered by, employees generally vest after three or five years.

ATK also sponsors a nonqualified supplemental executive retirement plan which provides certain executives and highly compensated employees the opportunity to receive pension benefits in excess of those payable through tax qualified pension plans.  The benefit obligation of these plans is included in the pension information below.

Other Postretirement Benefit Plans.  Generally, employees who retired from ATK on or before January 1, 2004 and were at least age 55 with at least five or ten years of service, depending on pension plan provisions, are entitled to a pre- and/or post-65 healthcare company subsidy and retiree life insurance benefits. Employees who retired after January 1, 2004, but before January 1, 2006, are only eligible for a pre-65 company subsidy.  The portion of the healthcare premium cost borne by ATK for such benefits is based on the pension plan they are eligible for, years of service, and age at retirement.

The following table shows changes in the benefit obligation, plan assets, and funded status of ATK’s qualified and non-qualified pension plans and other PRB plans.  Benefit obligation balances presented below reflect the projected benefit obligation (PBO) for our pension plans and accumulated PRB obligations (APBO) or our other PRB plans.

	Pension Benefits		Other Postretirement Benefits
	Years Ended March 31		Years Ended March 31
Obligations and Funded Status	2010	2009	2010	2009
Change in benefit obligation
Benefit obligation at beginning of year	$1,991,312	$2,118,239	$154,974	$183,395
Service cost	54,603	60,352	205	286
Interest cost	156,898	139,798	11,559	11,807
Actuarial loss (gain)	583,783	(197,127)	28,321	(23,921)
Benefits paid	(158,323)	(129,950)	(16,518)	(16,593)
Benefit obligation at end of year	$2,628,273	$1,991,312	$178,541	$154,974

Change in plan assets
Fair value of plan assets at beginning of year	$1,435,504	$2,055,259	$41,661	$54,140
Actual return on plan assets	403,763	(492,703)	13,790	(9,678)
Retiree contributions	—	—	7,278	7,968
Employer contributions	319,910	2,898	13,197	13,792
Benefits paid	(158,323)	(129,950)	(23,796)	(24,561)
Fair value of plan assets at end of year	$2,000,854	$1,435,504	$52,130	$41,661
Funded status	$(627,419)	$(555,808)	$(126,411)	$(113,313)

	Pension Benefits		Other Postretirement Benefits
	Years Ended March 31		Years Ended March 31
Amounts Recognized in the Balance Sheet	2010	2009	2010	2009
Other accrued liabilities	$(4,843)	$(3,137)	$(5,607)	$(12,058)
Postretirement and postemployment benefits liabilities	—	—	(120,804)	(101,255)
Accrued pension liability	(622,576)	(552,671)	—	—
Net amount recognized	$(627,419)	$(555,808)	$(126,411)	$(113,313)

Accumulated other comprehensive loss (income) related to:
Unrecognized net actuarial losses	$1,415,529	$1,096,491	$52,379	$37,268
Unrecognized prior service benefit	(2,087)	(2,476)	(56,196)	(64,827)
Accumulated other comprehensive loss (income)	$1,413,442	$1,094,015	$(3,817)	$(27,559)

The estimated amount that will be amortized from accumulated other comprehensive loss into net periodic benefit cost in fiscal 2011 is as follows:

	Pension	Other Postretirement Benefits
Recognized net actuarial losses	$85,448	$2,890
Amortization of prior service benefits	(389)	(8,430)
Total	$85,059	$(5,540)

The accumulated benefit obligation for all defined benefit pension plans was $2,290,015 as of March 31, 2010 and $1,757,845 as of March 31, 2009.

Information for Pension Plans with an Accumulated	March 31
Benefit Obligation in Excess of Plan Assets	2010	2009
Projected benefit obligation	$2,628,273	$1,991,312
Accumulated benefit obligation	2,290,015	1,757,845
Fair value of plan assets	2,000,854	1,435,504

The components of net periodic benefit cost are as follows:

	Pension Benefits			Other Postretirement Benefits
	Years Ended March 31			Years Ended March 31
	2010	2009	2008	2010	2009	2008
Service cost	$54,603	$60,352	$60,916	$205	$286	$490
Interest cost	156,898	139,798	129,953	11,559	11,807	12,159
Expected return on plan assets	(171,054)	(187,661)	(182,145)	(2,672)	(3,810)	(4,045)
Amortization of unrecognized net loss	25,750	27,872	42,047	2,092	2,657	3,736
Amortization of unrecognized prior service cost	(389)	(389)	(578)	(8,630)	(8,704)	(8,911)
Net periodic benefit cost before special termination benefits cost / curtailment	65,808	39,972	50,193	2,554	2,236	3,429
Special termination benefits cost / curtailment	6,287	—	—	—	—	(778)
Net periodic benefit cost	$72,095	$39,972	$50,193	$2,554	$2,236	$2,651

During fiscal 2010 ATK recorded a settlement expense of $6,287 to recognize the impact of lump sum benefit payments made in the non-qualified supplemental executive retirement plan.

During fiscal 2008 ATK recorded a curtailment gain of $778 to recognize the impact on other PRB plans associated with the elimination of future subsidized medical benefits under a negotiated union contract.

The Medicare Prescription Drug, Improvement and Modernization Act of 2003 (the Act) reduced ATK’s APBO measured as of December 31, 2005. One of ATK’s other PRB plans is actuarially equivalent to Medicare, but ATK does not believe that the subsidies it will receive under the Act will be significant.  Because ATK believes that participation levels in its other PRB plans will decline, the impact to ATK’s results of operations in any period has not been and is not expected to be significant.

On March 23, 2010, the President signed into law comprehensive health care reform legislation under the Patient Protection and Affordable Care Act (HR 3590).  Included among the major provisions of the law is a change in the tax treatment of the Medicare Part D subsidy.  The impact of this change was not significant to ATK.

Assumptions

Weighted-Average Assumptions Used to Determine Benefit	Pension Benefits			Other Postretirement Benefits
Obligations as of March 31	2010	2009	2008	2010	2009	2008
Discount rate	5.90%	8.15%	6.80%	5.35%	7.90%	6.80%
Rate of compensation increase:
Union	3.84%	3.82%	3.75%
Salaried	4.05%	4.09%	3.95%

Weighted-Average Assumptions Used to Determine Net Periodic	Pension Benefits			Other Postretirement Benefits
Benefit Cost for Years Ended March 31	2010	2009	2008	2010	2009	2008
Discount rate	8.15%	6.80%	6.10%	7.90%	6.80%	6.10%
Expected long-term rate of return on plan assets	8.00%	9.00%	9.00%	6.00%	6.00%/	6.00%/
				8.00%	8.00%	8.00%
Rate of compensation increase:
Union	3.82%	3.75%	3.50%
Salaried	4.09%	3.95%	3.73%

In developing the expected long-term rate of return assumption, ATK considers input from its actuaries and other advisors, annualized returns of various major indices over 20-year periods, and ATK’s own historical 5-year and 10-year compounded investment returns, which have been in excess of broad equity and bond benchmark indices. The expected long-term rate of return of 8.0% used in fiscal 2010 for the plans was based on an asset allocation range of 35-50% in equity investments, 25-40% in fixed income investments, 5-15% in real estate/real asset investments, 5-27% collectively in hedge fund and private equity investments, and 2-6% in cash investments.  The actual return in any fiscal year will likely differ from ATK’s assumption, but ATK estimates its return based on long-term projections and historical results.  Therefore, any variance in a given year does not necessarily indicate that the assumption should be changed.

In developing the expected long-term rate of return assumption for other PRB plans, ATK considers input from actuaries, historical returns, and annualized returns of various major indices over long periods.  The expected long-term rates of returns are based on the weighted average asset allocation between the assets held within the 401(h) and those held in fixed income investments.

Assumed Health Care Cost Trend Rates used to Measure Expected Cost of Benefits

	2011	2010
Weighted average health care cost trend rate	7.70%	6.90%
Rate to which the cost trend rate is assumed to decline (the ultimate trend rate)	5.10%	5.40%
Fiscal year that the rate reaches the ultimate trend rate	2019	2017

Since fiscal 2006, health care cost trend rates have been set specifically for each benefit plan and design. Assumed health care cost trend rates have a significant effect on the amounts reported for health care plans. A one-percentage point increase or decrease in the assumed health care cost trend rates would have the following effects:

	One-Percentage Point Increase	One-Percentage Point Decrease
Effect on total of service and interest cost	$531	$(471)
Effect on postretirement benefit obligation	9,932	(8,796)

Plan Assets

Pension. ATK’s pension plan weighted-average asset allocations at March 31, 2010 and 2009, and the target allocations for fiscal 2011, by asset category are as follows:

	Target Range	Actual as of March 31
Asset Category	2011	2010	2009
Domestic equity	20-30%	25.0%	22.3%
International equity	10-20%	15.1%	20.5%
Fixed income	25-40%	32.2%	27.2%
Real assets	5-15%	6.1%	9.3%
Hedge funds/private equity	5-27%	14.4%	20.3%
Other investments/cash	2-6%	7.2%	0.4%
Total	100%	100%	100%

ATK has a committee which, assisted by outside consultants, evaluates the objectives and investment policies concerning its long-term investment goals and asset allocation strategies.  Plan assets are invested in various asset classes that are expected to produce a sufficient level of diversification and investment return over the long term. The investment goals are (1) to meet or exceed the assumed actuarial rate of return over the long term within reasonable and prudent levels of risk, and (2) to preserve the real purchasing power of assets to meet future obligations. The nature and duration of benefit obligations, along with assumptions concerning asset class returns and return correlations, are considered when determining an appropriate asset allocation to achieve the investment objectives.  Pension plan assets for ATK’s qualified pension plans are held in a trust for the benefit of the plan participants and are invested in a diversified portfolio of equity investments, fixed income investments, real asset investments (real estate, timber, energy), hedge funds, private equity, and cash.   Risk targets are established and monitored against acceptable ranges. All investment policies and procedures are designed to ensure that the plans’ investments are in compliance with the Employee Retirement Income Security Act. Guidelines are established defining permitted investments within each asset class.

During fiscal 2010, ATK completed an asset/liability study to provide guidance in setting investment goals with an objective to balance risk. The study incorporated the Company’s decision to reduce the expected return on plan assets from 9% to 8%.  The results emphasized the importance of managing the volatility of pension assets relative to pension liabilities while still achieving a competitive investment return, achieving diversification between and within various asset classes, and managing other risks. In order to reduce the volatility between the value of pension assets and liabilities, ATK further increased the allocation to fixed income. While the overall equity target was slightly lowered, the international equity target allocation was significantly lowered and the international equity portfolio was restructured. Target allocations to real assets and private equity were reduced.  However, private equity investments focused on capitalizing on capital market dislocations were made during the year. ATK regularly reviews its actual asset allocation and periodically rebalances its investments to the targeted allocation when considered appropriate. Target allocation ranges are guidelines, not limitations, and occasionally due to market conditions and other factors actual asset allocation may vary above or below a target.

The implementation of the investment strategy discussed above is executed through a variety of investment structures such as: direct share or bond ownership, common/collective trusts, or registered investment companies.  Valuation methodologies differ for each of these structures.  The valuation methodologies used for these investments structures are as follows:

US Government Securities, Corporate Debt, Common and Preferred Stock, Other Investments, and Registered Investment Companies: Investments are valued at the closing price reported on the active market on which the individual securities are traded.

Common/Collective Trusts: Investments in a collective investment vehicle are valued by multiplying the investee company’s net asset value per share with the number of units or shares owned at the valuation date as determined by the investee company.  Net asset value per share is determined by the investee company’s custodian or fund administrator by deducting from the value of the assets of the investee company all of its liabilities and the resulting number is divided by the outstanding number of shares or units.  Investments held by the CCT, including collateral invested for securities on loan, are valued on the basis of valuations furnished by a pricing service approved by the CCT’s investment manager, which determines valuations using methods based on market transactions for comparable securities and various relationships between securities which are generally recognized by institutional traders, or at fair value as determined in good faith by the CCT’s investment manager.

Partnership/Joint Venture Interests: Given the inherent illiquidity of many partnership/joint venture investments, these investments are generally valued based on unobservable inputs that reflect the reporting entity’s own assumptions about the assumptions that market participants would use pricing the asset.  While the valuation methodologies may differ among each entity, methods for valuing these assets may include, but are not limited to, 1) discounted cash flow analysis, 2) net asset values, and 3) comparable trading data for similar investments.

Funds in Insurance Company Accounts:  These investments are valued at fair value by discounting the related cash flows based on current yields of similar instruments with comparable durations considering the credit-worthiness of the issuer.

The methods described above may produce a fair value calculation that may not be indicative of net realizable value or reflective of future fair values.  Furthermore, while ATK believes its valuation methods are appropriate and consistent with other market participants, the use of different methodologies or assumptions to determine the fair value of certain financial instruments could result in a different fair value measurement at the reporting date.

Fair Value — The following table presents the pension plan investments using the fair value hierarchy discussed in Note 2 as of March 31, 2010:

	Quoted Prices in Active Markets for Identical Assets (Level1)	Significant Other Observable Inputs (Level 2)	Significant Unobservable Inputs (Level 3)	Total
Interest-bearing cash	$—	$175,189	$—	$175,189
U.S. Government securities	95,372	17,077	—	112,449
Corporate debt	—	367,083	—	367,083
Common stock	362,855	—	—	362,855
Partnership/joint venture interest	—	—	436,480	436,480
Other investments	4,709	—	—	4,709
Common/collective trusts	—	451,311	2,827	454,138
Registered investment companies	42,574	—	—	42,574
Value of funds in insurance company accounts		43,927	1,450	45,377
Total	$505,510	$1,054,587	$440,757	$2,000,854

The following table presents a reconciliation of Level 3 assets held during the year ended March 31, 2010:

	Common/Collective Trusts	Insurance Contracts	Partnerships/ Joint Ventures
Balance at April 1, 2009	$635	$1,622	$309,852
Realized gains (losses)	655	(14)	395
Net unrealized gains (losses)	—	(48)	35,971
Net purchases, issuances, and settlements	1,537	(110)	90,262
Net transfers into (out of) Level 3	—	—	—
Balance at March 31, 2010	$2,827	$1,450	$436,480

There was no direct ownership of ATK common stock included in plan assets as of March 31, 2010 or 2009.

Other Postretirement Benefits. ATK’s other PRB obligations were 29% and 27% pre-funded as of March 31, 2010 and 2009, respectively.

Portions of the assets are held in a 401(h) account held within the pension master trust and are invested in the same manner as the pension assets.   Approximately 34% and 33% of the assets were held in the 401(h) account as of March 31, 2010 and 2009, respectively.  The remaining assets are in fixed income investments. ATK’s investment objective for the other PRB plan assets is the preservation and safety of capital.

Contributions

ATK made a qualified pension plan trust prepayment contribution of $150,000 in April 2009 (fiscal 2010) of which $45,000 was the legally required minimum contribution for fiscal 2010.  ATK also made a qualified pension plan trust prepayment contribution of $150,000 in March 2010 for a total of $300,000 in fiscal 2010.  ATK is not required to make additional contributions to its qualified pension plan in fiscal 2011 but expects to distribute approximately $4,843 directly to retirees under its supplemental executive retirement plans, and contribute approximately $13,739 to its other postretirement benefit plans in fiscal 2011.

Expected Future Benefit Payments

The following benefit payments, which reflect expected future service, are expected to be paid in the years ending March 31.  The pension benefits will be paid primarily out of the pension trust. The postretirement benefit payments are shown net of the expected subsidy for the Medicare prescription drug benefit under the Medicare Prescription Drug, Improvement and Modernization Act of 2003 which are not material to be presented separately.

	Pension Benefits	Other Postretirement Benefits
2011	$145.427	$16,404
2012	147,976	16,299
2013	152,289	15,918
2014	160,462	15,597
2015	167,891	15,192
2016 through 2020	987,179	69,833

Termination

In the event ATK terminates any of the plans under conditions in which the plan’s assets exceed that plan’s obligations, U.S. Government regulations require that a fair allocation of any of the plan’s assets based on plan contributions that were reimbursed under U.S. Government contracts will be returned to the U.S. Government.

Defined Contribution Plan

ATK also sponsors a defined contribution plan. Participation in this plan is available to substantially all employees. The defined contribution plan is a 401(k) plan to which employees may contribute up to 50% of their pay (subject to limitations).  Employee contributions are invested, at the employees’ direction, among a variety of investment alternatives including an ATK common stock fund.  Participants may transfer amounts into and out of the investment alternatives at any time.  Effective January 1, 2004, the ATK matching contribution to this plan depends on a participant’s years of service and certain other factors. Participants receive:

•                  a matching contribution of 100% of the first 3% of the participant’s contributed pay plus 50% of the next 2% (or, in certain cases, 3%) of the participant’s contributed pay,

•                  a matching contribution of 50% up to 6% of the participant’s contributed pay,

•                  an automatic 6% pre-tax contribution rate (of which participants can either change or opt out) along with a matching contribution of 100% of the first 3% of the participant’s contributed pay plus 50% of the next 3% of the participant’s contributed pay (subject to one-year vesting) and a non-elective contribution based on recognized compensation and age and service (subject to three-year vesting), or

•                  no matching contribution.

ATK’s contributions to the plan were $36,009 in fiscal 2010, $33,745 in fiscal 2009, and $26,411 in fiscal 2008.

Approximately 1,618, or 9%, of ATK’s employees are covered by collective bargaining agreements.

11.  Income Taxes

ATK’s income tax provision consists of:

	Years Ended March 31
	2010	2009	2008
Current:
Federal	$152,421	$51,240	$134,487
State	7,390	1,425	8,913
Deferred:
Federal	(7,662)	95,051	(25,965)
State	4,324	9,380	1,243
Income tax provision	$156,473	$157,096	$118,678

The items responsible for the differences between the federal statutory rate and ATK’s effective rate are as follows:

	Years Ended March 31
	2010	2009	2008

Statutory federal income tax rate	35.0%	35.0%	35.0%
State income taxes, net of federal impact	2.4%	4.5%	3.1%
Goodwill impairment	—%	12.7%	—%
Domestic manufacturing deduction	(1.8)%	(1.3)%	(1.9)%
Research and development credit	(0.6)%	(0.9)%	(0.5)%
Other	0.7%	0.8%	0.5%
Change in valuation allowance	0.2%	1.90%	—%
Income tax provision	35.9%	52.7%	36.2%

Deferred Income Taxes — Deferred income taxes arise because of differences in the timing of the recognition of income and expense items for financial statement reporting and income tax purposes. The net effect of these temporary differences between the carrying amounts of assets and liabilities are classified in the consolidated financial statements of financial position as current or noncurrent assets or liabilities based upon the classification of the related assets and liabilities or, if there is no corresponding balance on the balance sheet, the expected period for reversal.  As of March 31, 2010 and 2009 the components of deferred tax assets and liabilities were as follows:

	Years Ended March 31
	2010	2009

Deferred tax assets	$948,548	$798,958
Deferred tax liabilities	(732,813)	(692,545)
Valuation allowance	(7,483)	(7,608)
Net deferred tax assets	$208,252	$98,805

As of March 31, 2010 and 2009, the deferred tax assets and liabilities resulted from temporary differences related to the following:

	March 31
	2010	2009
Other comprehensive income provision	$514,162	$418,309
Postretirement benefit obligations	57,745	63,645
Accruals for employee benefits	49,906	53,729
Other accruals	23,524	20,783
Inventory	19,088	6,121
State carryforwards	9,836	11,641
Environmental accruals	7,789	8,948
Other	10,747	9,258
Pension	(298,150)	(274,534)
Property, plant, and equipment	(56,094)	(69,010)
Intangible assets	(57,735)	(68,103)
Debt-related	(56,083)	(51,306)
Long-term contract method of revenue recognition	(9,000)	(23,068)
Valuation allowance	(7,483)	(7,608)
Net deferred income tax asset	$208,252	$98,805

ATK believes it is more likely than not that the recorded deferred benefits will be realized through the reduction of future taxable income. The valuation allowance of $7,483 at March 31, 2010 relates to capital loss carryovers and certain state net operating loss and credit carryforwards that are not expected to be realized before their expiration. The valuation allowance was decreased by $1,523 during fiscal 2010 primarily related to expiration of capital loss carryforwards, expiration of state credit carryforwards, and changes to prior year capital loss carryforwards.  The amount was increased by $1,398 related to the recognition of current year capital losses and a change in the amount of state carryforward benefits expected to be utilized before expiration.

The deferred tax assets include $4,037 related to state tax credit carryforwards and $5,799 for state net operating loss carryforwards.  These carryforwards expire as follows: $1,155 through fiscal 2015, $1,194 in fiscal 2016 through fiscal 2020, $2,131 in fiscal 2021 through fiscal 2025, and $3,849 in fiscal 2026 through 2029.  The remaining $1,401 as well as alternative minimum tax credits of $106 can be carried forward indefinitely.   Additionally the deferred tax assets include $5,136 of capital loss carryforwards which expire through 2015.

Income taxes paid, net of refunds, totaled $100,657 in fiscal 2010, $118,760 in fiscal 2009, and $91,261 in fiscal 2008.

Unrecognized Tax Benefits — Unrecognized tax benefits consist of the carrying value of ATK’s recorded uncertain tax positions as well as the potential tax benefits that could result from other tax positions that have not been recognized in the financial statements under current authoritative guidance.  At March 31, 2010, and 2009, unrecognized tax benefits that have not been recognized in the financial statements amounted to $42,627 and $25,828, respectively, of which $33,695 and $20,407, respectively, would affect the effective tax rate, if recognized.  The remaining balance is related to deferred tax items which only impact the timing of tax payments.  Although the timing and outcome of audit settlements are uncertain, it is reasonably possible that a $22,393 reduction of the uncertain tax benefits will occur in the next 12 months.  The settlement of these unrecognized tax benefits could result in earnings up to $17,638 based on current estimates.

ATK has classified uncertain tax positions as non-current income tax liabilities unless expected to be paid within one year. A reconciliation of the beginning and ending amount of unrecognized tax benefits, excluding interest and penalties, is as follows:

	Year Ended March 31, 2010	Year Ended March 31, 2009	Year Ended March 31, 2008
Unrecognized Tax Benefits — beginning of period	$22,603	$17,361	$15,021
Gross increases — tax positions in prior periods	8,753	3,223	1,595
Gross decreases — tax positions in prior periods	(160)	(521)	(1,702)
Gross increases — current-period tax positions	6,587	3,451	3,986
Gross decreases — current-period tax positions	—	—	(1,253)
Lapse of statute of limitations	(592)	(911)	(286)
Unrecognized Tax Benefits — end of period	$37,191	$22,603	$17,361

ATK reports income tax-related interest income within the income tax provision. Penalties and tax-related interest expense are also reported as a component of the income tax provision. As of March 31, 2010 and 2009, $4,749 and $2,814 of income tax-related interest and $687 and $411 of penalties were included in accrued income taxes, respectively.

ATK or one of its subsidiaries files income tax returns in the U.S. federal, various U.S. state, and foreign jurisdictions.  With few exceptions, ATK is no longer subject to U.S. federal, state and local, or foreign income tax examinations by tax authorities for years prior to 2003.  The Internal Revenue Service has completed the audits of ATK through fiscal 2006 and is currently examining the fiscal 2007 and 2008 returns.  We believe appropriate provisions for all outstanding issues have been made for all open years in all jurisdictions.

12.  Commitments

ATK leases land, buildings, and equipment under various operating leases, which generally have renewal options of one to five years. Rent expense was $71,486 in fiscal 2010, $68,086 in fiscal 2009, and $62,739 in fiscal 2008.

The following table summarizes ATK’s contractual obligations and commercial commitments as of March 31, 2010:

		Payments due by period
	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Contractual obligations:
Long-term debt	$1,440,466	$13,750	$547,500	$479,216	$400,000
Interest on debt(1)	267,534	48,157	73,306	65,967	80,104
Operating leases	319,983	52,993	97,901	92,763	76,326
Environmental remediation costs, net	25.286	459	2,670	4,553	17,604
Pension and other PRB plan contributions	1,175,021	23,747	277,431	399,216	474,627
Total contractual obligations	$3,228,290	$139,106	$998,808	$1,041,715	$1,048,661

		Commitment Expiration by period
	Total	Within 1 year	1-3 years
Other commercial commitments:
Letters of credit	$176,822	$141,309	$35,513

(1)       Includes interest on variable rate debt calculated based on interest rates at March 31, 2010. Variable rate debt was approximately 18% of ATK’s total debt at March 31, 2010.

The total liability for uncertain tax positions at March 31, 2010 was approximately $42,627 (see Note 11). Of this amount, $31,211 is not expected to be paid within 12 months and is therefore classified within other long-term liabilities.  ATK is not able to provide a reasonably reliable estimate of the timing of future payments relating to the non-current uncertain tax position obligations.

Pension plan contributions are an estimate of ATK’s minimum funding requirements through fiscal 2020 to provide pension benefits for employees based on expected actuarial estimated service accruals through fiscal 2020 pursuant to the Employee Retirement Income Security Act, although ATK may make additional discretionary contributions. These estimates may change significantly depending on the actual rate of return on plan assets, discount rates, discretionary pension contributions, and regulations.  A substantial portion of ATK’s Plan contributions are recoverable from the U.S. Government as allowable indirect contract costs at amounts generally equal to the pension plan contributions, although not necessarily in the same year the contribution is made.

ATK currently leases its facility in Magna, Utah from a private party. This facility is used in the production and testing of some of ATK’s rocket motors. The current lease extends through September 2022. The lease requires ATK to surrender the property back to its owner in its original condition. While ATK currently anticipates operating this facility indefinitely, ATK could incur significant costs if ATK were to terminate this lease.

ATK has known conditional asset retirement obligations, such as contractual lease restoration obligations, to be performed in the future, that are not reasonably estimable due to insufficient information about the timing and method of settlement of the obligation. Accordingly, these obligations have not been recorded in the consolidated financial statements. A liability for these obligations will be recorded in the period when sufficient information regarding timing and method of settlement becomes available to make a reasonable estimate of the liability’s fair value.

13.  Contingencies

Litigation.  From time to time, ATK is subject to various legal proceedings, including lawsuits, which arise out of, and are incidental to, the conduct of ATK’s business. ATK does not consider any of such proceedings that are currently pending, individually or in the aggregate, to be material to its business or likely to result in a material adverse effect on its operating results, financial condition, or cash flows.

On or about April 10, 2006, a former ATK employee filed a qui tam complaint in federal court in Utah alleging that ATK knowingly submitted claims for payment to the U.S. Government for defective LUU series illuminating flares that failed to conform to certain safety specifications and falsely certified compliance with those specifications.  The lawsuit was initially filed under seal.  ATK was first informed of the lawsuit by the United States Department of Justice (DOJ) on March 13, 2007.  Thereafter, the DOJ intervened in the qui tam action and filed an amended complaint on November 2, 2007.  On May 29, 2008, ATK filed its answer to the complaint.  On March 16, 2010, the trial court issued a scheduling order setting a preliminary trial date of July 11, 2011.  Discovery is underway in the case.

ATK denies any allegations of improper conduct.  Based on what is known to ATK about the subject matter of the complaint, ATK does not believe that it has violated any law or regulation and believes it has valid defenses to all allegations of improper conduct.  Although it is not possible at this time to predict the outcome of the litigation, ATK believes, based on all available information, that the outcome will not have a material adverse effect on its operating results, financial condition or cash flows.  Some potential, however, does remain for an adverse judgment that could be material to ATK’s financial position, results of operations, or cash flows.  As a result of the uncertainty regarding the outcome of this matter, no provision has been made in the financial statements with respect to this contingent liability.

U.S. Government Investigations.   ATK is also subject to U.S. Government investigations from which civil, criminal, or administrative proceedings could result. Such proceedings could involve claims by the U.S. Government for fines, penalties, compensatory and treble damages, restitution, and/or forfeitures. Under government regulations, a company, or one or more of its operating divisions or subdivisions, can also be suspended or debarred from government contracts, or lose its export privileges, based on the results of investigations. ATK believes, based upon all available information, that the outcome of any such pending government investigations will not have a material adverse effect on its operating results, financial condition, or cash flows.

Environmental Liabilities.  ATK’s operations and ownership or use of real property are subject to a number of federal, state, and local environmental laws and regulations, including those for discharge of hazardous materials, remediation of contaminated sites, and restoration of damage to the environment.  At certain sites that ATK owns or operates or formerly owned or operated, there is known or potential contamination that ATK is required to investigate or remediate. ATK could incur substantial costs, including remediation costs, resource restoration costs, fines, and penalties, or third party property damage or personal injury claims, as a result of liabilities associated with past practices or violations of environmental laws or non-compliance with environmental permits.

The liability for environmental remediation represents management’s best estimate of the present value of the probable and reasonably estimable costs related to known remediation obligations. The receivable represents the present value of the amount that ATK expects to recover, as discussed below. Both the liability and receivable have been discounted to reflect the present value of the expected future cash flows, using a discount rate of 2.75% and 1.75% as of March 31, 2010 and 2009, respectively.   ATK’s discount rate is calculated using the 20-year Treasury constant maturities rate, net of an estimated inflationary factor of 1.9%, rounded to the nearest quarter percent.  The following is a summary of the amounts recorded for environmental remediation:

	March 31, 2010		March 31, 2009
	Liability	Receivable	Liability	Receivable
Amounts (payable) receivable	$(60,908)	$35,622	$(62,080)	$37,104
Unamortized discount	8,724	(4,280)	5,798	(2,900)
Present value amounts (payable) receivable	$(52,184)	$31,342	$(56,282)	$34,204

Amounts expected to be paid or received in periods more than one year from the balance sheet date are classified as non-current.  Of the $52,184 discounted liability as of March 31, 2010, $5,641 was recorded within other current liabilities and $46,543 was recorded within other long-term liabilities. Of the $31,342 discounted receivable, ATK recorded $5,181 within other current assets and $26,161 within other non-current assets. As of March 31, 2010, the estimated discounted range of reasonably possible costs of environmental remediation was $52,184 to $79,981.

ATK expects that a portion of its environmental compliance and remediation costs will be recoverable under U.S. Government contracts. Some of the remediation costs that are not recoverable from the U.S. Government that are associated with facilities purchased in a business acquisition may be covered by various indemnification agreements, as described below.

•                  As part of its acquisition of the Hercules Aerospace Company in fiscal 1995, ATK assumed responsibility for environmental compliance at the facilities acquired from Hercules (the Hercules Facilities). ATK believes that a portion of the compliance and remediation costs associated with the Hercules Facilities will be recoverable under U.S. Government contracts.  If ATK were unable to recover those environmental remediation costs under these contracts, ATK believes that these costs will be covered by Hercules Incorporated, a subsidiary of Ashland Inc., (Hercules) under environmental agreements entered into in connection with the Hercules acquisition. Under these agreements, Hercules has agreed to indemnify ATK for environmental conditions relating to releases or hazardous waste activities occurring prior to ATK’s purchase of the Hercules Facilities; fines relating to pre-acquisition environmental compliance; and environmental claims arising out of breaches of Hercules’ representations and warranties. Hercules is not required to indemnify ATK for any individual claims below $50. Hercules is obligated to indemnify ATK for the lowest cost response of remediation required at the facility that is acceptable to the applicable regulatory agencies. ATK is not responsible for conducting any remedial activities with respect to the Clearwater, FL facility. In accordance with its agreement with Hercules, ATK notified Hercules of all known contamination on non-federal lands on or before March 31, 2000, and on federal lands on or before March 31, 2005.

•                  ATK generally assumed responsibility for environmental compliance at the Thiokol Facilities acquired from Alcoa Inc. (Alcoa) in fiscal 2002. While ATK expects that a portion of the compliance and remediation costs associated with the acquired Thiokol Facilities will be recoverable under U.S. Government contracts, ATK has recorded an accrual to cover those environmental remediation costs at these facilities that will not be recovered through U.S. Government contracts. In accordance with its agreement with Alcoa, ATK notified Alcoa of all known environmental remediation issues as of January 30, 2004. Of these known issues, ATK is responsible for any costs not recovered through U.S. Government contracts at Thiokol Facilities up to $29,000, ATK and Alcoa have agreed to split evenly any amounts between $29,000 and $49,000, and ATK is responsible for any payments in excess of $49,000.

ATK cannot ensure that the U.S. Government, Hercules, Alcoa, or other third parties will reimburse it for any particular environmental costs or reimburse ATK in a timely manner or that any claims for indemnification will not be disputed. U.S. Government reimbursements for cleanups are financed out of a particular agency’s operating budget and the ability of a particular governmental agency to make timely reimbursements for cleanup costs will be subject to national budgetary constraints. ATK’s failure to obtain full or timely reimbursement from the U.S. Government, Hercules, Alcoa, or other third parties could have a material adverse effect on its operating results, financial condition, or cash flows. While ATK has environmental management programs in place to mitigate these risks, and environmental laws and regulations have not had a material adverse effect on ATK’s operating results, financial condition, or cash flows in the past, it is difficult to predict whether they will have a material impact in the future.

At March 31, 2010, the aggregate undiscounted amounts payable for environmental remediation costs, net of expected recoveries, are estimated to be:

Fiscal 2011	$459
Fiscal 2012	2,337
Fiscal 2013	333
Fiscal 2014	2,529
Fiscal 2015	2,024
Thereafter	17,604
Total	$25,286

There were no material insurance recoveries related to environmental remediation during fiscal 2010, 2009, or 2008.

14.  Stockholders’ Equity

ATK has authorized 5,000,000 shares of preferred stock, par value $1.00, none of which has been issued.

ATK sponsors four stock-based incentive plans, which are the Alliant Techsystems Inc. 1990 Equity Incentive Plan, the Non-Employee Director Restricted Stock Plan, the 2000 Stock Incentive Plan, and the 2005 Stock Incentive Plan. As of March 31, 2010, ATK has authorized up to 2,382,360 common shares under the 2005 Stock Incentive Plan, of which 1,107,697 common shares are available to be granted.  No new grants will be made out of the other three plans.

There are four types of awards outstanding under ATK’s stock incentive plans: performance awards, total stockholder return performance awards (TSR awards), restricted stock, and stock options.  ATK issues treasury shares upon the payment of performance awards and TSR awards, grant of restricted stock, or exercise of stock options.

As of March 31, 2010, there were up to 390,098 shares reserved for performance awards for key employees.  Performance shares are valued at the fair value of ATK stock as of the grant date and expense is recognized based on the number of shares expected to vest under the terms of the award under which they are granted.  Of these shares, 191,481 shares were earned during fiscal 2010 upon achievement of certain financial performance goals, including sales and EPS, for the fiscal 2008 through fiscal 2010 period and were distributed or deferred in May 2010; 6,179 shares were forfeited during fiscal 2010 as certain financial performance goals were not met for the fiscal 2008 through fiscal 2010 period; up to 147,520 shares will become payable only upon achievement of certain financial performance goals, including sales and EPS, for the fiscal 2009 through fiscal 2011 period; and up to 44,918 shares will become payable only upon achievement of certain performance goals, including sales, EPS, and return on invested capital, for the fiscal 2010 through fiscal 2012 period.  In May 2009, 174,973 shares were distributed or deferred based upon achievement of certain financial performance goals, including EPS, for the fiscal 2007 through fiscal 2009 period.

As of March 31, 2010, there were up to 64,160 shares reserved for TSR awards for key employees.  ATK uses an integrated Monte Carlo simulation model to determine the fair value of the TSR awards.  The Monte Carlo model calculates the probability of satisfying the market conditions stipulated in the award.  This probability is an input into the trinomial lattice model used to determine the fair value the awards as well as the assumptions of other variables, including the risk-free interest rate and expected volatility of ATK’s stock price in future periods. The risk-free rate is based on the U.S. dollar-denominated U.S. Treasury strip rate with a remaining term that approximates the life assumed at the date of grant.  The weighted average fair value of TSR awards granted was $30.56 during fiscal 2009. There were no TSR awards granted during fiscal 2010 or 2008.  The weighted average assumptions used in estimating the value of the TSR award were as follows:

Year Ended
March 31, 2009

Risk-free rate	1.17%
Expected volatility	25.8%
Expected dividend yield	0%
Expected award life	3 years

Restricted stock issued to non-employee directors and certain key employees totaled 31,523 shares in fiscal 2010, 67,526 shares in 2009, and 37,713 shares in fiscal 2008. Restricted shares vest over periods ranging from one to five years from the date of award and are valued at the fair value of ATK’s common stock as of the grant date.

Stock options may be granted periodically, with an exercise price equal to the fair market value of ATK’s common stock on the date of grant, and generally vest from one to three years from the date of grant. Since fiscal 2004, options are generally granted with a seven-year term; most grants prior to that had a ten-year term.

The weighted average fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model and represents the difference between fair market value on the date of grant and the estimated market value on the expected exercise date. The option pricing model requires ATK to make assumptions.  The risk-free rate is based on U.S. Treasury zero-coupon issues with a remaining term that approximates the expected life assumed at the date of grant.  Expected volatility is based on the historical volatility of ATK’s stock over the past five years.  The expected option life is based on the contractual term of the stock option and expected employee exercise and post-vesting employment termination trends.  No options were granted during fiscal 2010 or 2008.  The weighted average fair value of options granted was $24.83 during fiscal 2009.  The following weighted average assumptions were used for grants:

Year ended March 31, 2009

Risk-free rate	2.96%
Expected volatility	19.11%
Expected dividend yield	0%
Expected option life	5 years

Total pre-tax stock-based compensation expense of $16,664, $18,952, and $23,415 was recognized during fiscal 2010, 2009, and 2008, respectively.  The total income tax benefit recognized in the income statement for share-based compensation was $6,461, $7,514, and $9,224 during fiscal 2010, 2009, and 2008, respectively.

A summary of ATK’s stock option activity is as follows:

	Year Ended March 31, 2010
	Shares	Weighted Average Exercise Price	Weighted Average Remaining Contractual Life (in years)	Aggregate Intrinsic Value (in 000s)
Outstanding at beginning of period	1,037,904	$58.70
Granted	—	—
Exercised	(170,380)	49.19
Forfeited/expired	(2,151)	65.06
Outstanding at end of period	865,373	$60.56	1.9	$21.01
Options exercisable at end of period	860,373	$60.30	1.8	$21.01

The total intrinsic value of options exercised was $6,275, $6,379, and $16,444 during fiscal 2010, 2009, and 2008, respectively.  Total cash received from options exercised was $8,381, $7,413, and $16,310 during fiscal 2010, 2009, and 2008, respectively.

A summary of ATK’s performance share award, TSR award, and restricted stock award activity is as follows:

	Year Ended March 31, 2010
	Shares	Weighted Average Grant Date Fair Value
Nonvested at April 1, 2009	576,426	$80.67
Granted	31,523	79.37
Canceled/forfeited	(15,347)	73.92
Vested	(239,122)	87.66
Nonvested at March 31, 2010	353,480	$80.71

As of March 31, 2010, the total unrecognized compensation cost related to nonvested stock-based compensation awards was $11,480 and is expected to be realized over a weighted average period of 1.0 years.

Share Repurchases

On August 5, 2008, ATK’s Board of Directors authorized the repurchase of up to an additional 5,000,000 shares.  The Board has determined that the repurchase program will serve primarily to offset dilution from the Company’s employee and director benefit compensation programs, but it may also be used for other corporate purposes, as determined by the Board.  During fiscal 2009, ATK repurchased 299,956 shares for $31,609.  ATK did not repurchase any shares during fiscal 2010.  As of March 31, 2010, there were 4,700,044 remaining shares authorized to be repurchased.

Any additional authorized repurchases would be subject to market conditions and ATK’s compliance with its debt covenants. ATK’s 6.75% Senior Subordinated Notes limit the aggregate sum of dividends, share repurchases, and other designated restricted payments to an amount based on ATK’s net income, stock issuance proceeds, and certain other items, less restricted payments made, since April 1, 2001. As of March 31, 2010, this limit was approximately $352,000. As of March 31, 2010, the Senior Credit Facility allows ATK to make unlimited “restricted payments” (as defined in the credit agreement), which among other items, would allow payments for future share repurchases, as long as ATK maintains certain senior debt limits, with an annual limit, when those debt limits are not met, of $50,000 plus proceeds of any equity issuances plus 50% of net income since March 29, 2007.

15.  Operating Segment Information

Effective April 1, 2010, ATK realigned its business structure into four operating groups.  These operating segments are defined based on the reporting and review process used by ATK’s chief executive officer and other management.  The new operating structure better aligns ATK’s capabilities and resources with its customers and markets and positions the Company for long-term growth and improved profitability.  As a result of this realignment, ATK’s four operating groups are:

•                  Aerospace Systems, consisting of the former Space System’s business and the aerospace structures business formerly within Mission Systems.  Aerospace Systems, which generated 34% of ATK’s external sales in fiscal 2010, develops and produces rocket motor systems for human and cargo launch vehicles, conventional and strategic missiles, missile defense interceptors, small and micro-satellites, satellite components, structures and subsystems, lightweight space deployables and solar arrays, and provides engineering and technical services.  Additionally, Aerospace Systems operates in the military and commercial aircraft and launch structures markets.  Other products include ordnance, such as decoy and illuminating flares.

•                  Armament Systems, consisting of the former Armament System’s businesses (except for commercial products and tactical accessories) and the precision munitions business formerly within Mission Systems.  Armament Systems, which generated 34% of ATK’s external sales in fiscal 2010, develops and produces military small, medium, and large caliber ammunition, precision munitions, gun systems, and propellant and energetic materials.  It also operates the U.S. Army ammunition plants in Independence, Mo and Radford, VA.

•                  Missile Products, consisting of the remaining businesses within the former Mission Systems. Missile Products, which generated 16% of ATK’s external sales in fiscal 2010, operates across the following market areas: missiles, propulsion, missile defense, fuzes and warheads, composites, special mission aircraft, and electronic warfare.

•                  Security and Sporting, consisting of the commercial products and tactical accessories businesses formerly within Armament Systems, as well as the April 2010 acquisition of Blackhawk.  Security and Sporting, which generated 16% of ATK’s external sales in fiscal 2010, develops and produces commercial products and tactical systems and equipment.

The April 1, 2010 realignment is reflected in the information contained in this report.

All of ATK’s segments derive the majority of their sales from contracts with, and prime contractors to, the U.S. Government. ATK’s U.S. Government sales, including sales to U.S. Government prime contractors, during the last three fiscal years were as follows:

Fiscal	U.S. Government Sales	Percent of sales

2010	$3,333,425	69%
2009	3,486,456	76%
2008	3,257,000	78%

The military small-caliber ammunition contract, which is reported within Armament Systems, contributed approximately 13%, 12%, and 12% of total fiscal 2010, fiscal 2009, and fiscal 2008 sales, respectively.  No other single contract contributed more than 10% of ATK’s sales in fiscal 2008, 2009, or 2010.

No single commercial customer accounted for 10% or more of ATK’s total sales during fiscal 2010, 2009, or 2008.

ATK’s foreign sales to customers were $631,978 in fiscal 2010, $385,829 in fiscal 2009, and $257,655 in fiscal 2008. Approximately 21% of these sales were in Aerospace Systems, 53% were in Armament Systems, 14% were in Missile Products, and 12% were in Security and Sporting  Sales to no individual country outside the United States accounted for more than 3% of ATK’s sales in fiscal 2010. Substantially all of ATK’s assets are held in the United States.

The following summarizes ATK’s results by segment:

	Year Ended March 31, 2010
	Aerospace Systems	Armament Systems	Missile Products	Security and Sporting	Corporate	Total
Sales:
External customers	$1,623,038	$1,662,583	$760,200	$761,845	$—	$4,807,666
Intercompany	20,043	99,520	155,341	3,416	(278,320)	—
Total	1,643,081	1,762,103	915,541	765,261	(278,320)	4,807,666
Capital expenditures	61,422	21,222	22,104	33,108	5,616	143,472
Depreciation	39,313	20,838	14,047	10,990	8,551	93,739
Amortization of intangible assets	1,135	—	3,822	1,134	—	6,091
Income before interest, income taxes and noncontrolling interest	145,858	168,094	58,653	107,891	31,841	512,337
Total assets	1,291,660	461,604	679,644	489,345	947,371	3,869,624

	Year Ended March 31, 2009
	Aerospace Systems	Armament Systems	Missile Products	Security and Sporting	Corporate	Total
Sales:
External customers	$1,833,655	$1,406,287	$747,309	$595,973	$—	$4,583,224
Intercompany	11,565	81,988	177,205	5,524	(276,282)	—
Total	1,845,220	1,488,275	924,514	601,497	(276,282	4,583,224
Capital expenditures	48,654	18,090	14,710	11,281	18,746	111,481
Depreciation	36,201	12,606	13,245	9,756	8,329	80,137
Amortization of intangible assets	982	—	4,634	—	—	5,616
Income before interest, income taxes and noncontrolling interest	74,612	136,420	93,107	57,910	22,408	384,457
Total assets	1,294,864	425,871	695,878	464,107	696,625	3,577,345

	Year Ended March 31, 2008
	Aerospace Systems	Armament Systems	Missile Products	Security and Sporting	Corporate	Total
Sales:
External customers	$1,743,609	$1,283,025	$660,210	$484,881	$—	$4,171,725
Intercompany	13,650	48,608	170,753	12,469	(245,480)	—
Total	1,757,259	1,331,633	830,963	497,350	(245,480)	4,171,725
Capital expenditures	39,597	10,566	20,066	16,508	13,972	100,709
Depreciation	35,263	11,184	11,114	8,513	5,437	71,511
Amortization of intangible assets	905	—	5,070	—	—	5,975
Income before interest, income taxes and noncontrolling interest	185,591	122,586	82,006	37,353	2,992	430,528
Total assets	1,334,354	445,584	643,747	334,217	438,292	3,196,194

During fiscal 2010, ATK recorded an $11,400 noncash charge within Armament Systems related to the Company’s TNT production facility and ATK’s decision to procure all future TNT requirements from an off-shore vendor.

During fiscal 2010, ATK recorded a $24,586 noncash asset impairment charge within Aerospace Systems and a $13,422 noncash asset impairment charge within Missile Products related to the Company’s decision to discontinue the use of the Thiokol and MRC trade names, as discussed in Note 7.

During fiscal 2010 ATK recognized approximately $14,000 of growth in contract costs associated with the construction of an energetics facility for the Australian Ministry of Defense.  As the program moves closer to completion it has been transitioned from Aerospace Systems Group to the Armament Systems Group given that ATK’s core expertise in high volume energetics production lies within Armament Systems.

During the fourth quarter of fiscal 2009, ATK recorded a non-cash goodwill impairment charge of $108,500 within Aerospace Systems, as discussed in Note 7.

Certain administrative functions are primarily managed by ATK at the corporate headquarters (“Corporate”). Some examples of such functions are human resources, pension and postretirement benefits, corporate accounting, legal, tax, and treasury. Significant assets and liabilities managed at Corporate include those associated with debt, pension and postretirement benefits, environmental liabilities, and income taxes. The difference between Financial Accounting Standards and U.S. Cost Accounting Standards pension and postretirement benefit expenses are recorded at the corporate level which provides for greater clarity on the operating results of the business segments. Certain administrative expenses, such as corporate accounting, legal, and treasury costs, are allocated out to the business segments.

Environmental expenses are allocated to each segment based on the origin of the underlying environmental cost. Transactions between segments are recorded at the segment level, consistent with ATK’s financial accounting policies. Intercompany balances and transactions involving different segments are eliminated at ATK’s consolidated financial statements level. These eliminations are shown above in “Corporate” and were $30,705, $27,963, and $23,474 for fiscal 2010, 2009, and 2008, respectively.

16.  Quarterly Financial Data (Unaudited)

Quarterly financial data is summarized as follows:

	Fiscal 2010 Quarter Ended
	July 5	October 4	January 3	March 31

Sales	$1,209,134	$1,207,964	$1,141,529	$1,249,039
Gross profit	259,845	245,702	250,381	275,383
Net income attributable to Alliant Techsystems Inc.	69,431	72,510	78,371	58,402

Alliant Techsystems Inc.’s earnings per common share:
Basic earnings per share	2.12	2.21	2.38	1.77
Diluted earnings per share	2.09	2.19	2.33	1.73

	Fiscal 2009 Quarter Ended
	June 28	September 28	December 28	March 31

Sales	$1,124,865	$1,091,951	$1,109,450	$1,256,958
Gross profit	219,272	240,231	229,584	286,824
Net income (loss) attributable to Alliant Techsystems Inc.	54,392	61,462	61,408	(36,497)

Alliant Techsystems Inc.’s earnings per common share:
Basic earnings (loss) per share	1.66	1.87	1.88	(1.12)
Diluted earnings (loss) per share	1.55	1.77	1.85	(1.12)

The sum of the per share amounts for the quarters may not equal the total for the year due to the application of the treasury stock method.  Dilutive loss per share equals basic loss per share for the fourth quarter of fiscal 2009 due to the fact that dilutive shares outstanding for the quarter are anti-dilutive.

During the fourth quarter of fiscal 2010, ATK recorded a $24,586 non-cash asset impairment charge within Aerospace Systems and a $13,422 noncash asset impairment charge within Missile Products related to the Company’s decision to discontinue the use of the Thiokol and MRC trade names as discussed in Note 7.

During the fourth quarter of fiscal 2010 ATK recorded a settlement expense of $6,287 to recognize the impact of lump sum benefit payments made in the non-qualified supplemental executive retirement plan.

During the fourth quarter of fiscal 2009, ATK recorded a non-cash goodwill impairment charge of $108,500, as discussed in Note 7.   Additionally, ATK recorded additional tax expense for the valuation allowance related to its capital loss carryover of $5,398 as well as a $6,000 write-off of an accounts receivable balance related to a customer bankruptcy filing.

17.  Subsequent Events

On April 12, 2010, ATK announced that it had acquired Blackhawk Industries Products Group Unlimited, LLC (“Blackhawk”), a leading manufacturer of high quality tactical gear.  The purchase price was $172,251, subject to purchase price adjustments expected to be settled in fiscal 2011.  ATK believes that the acquisition provides ATK with a leading tactical systems brand, an expanded portfolio of quality products, and additional design and development expertise for innovative and tactical accessories which will strengthen ATK’s position in tactical accessories and equipment for domestic and international military, law enforcement, security, and sport enthusiast markets.   Headquartered in Norfolk, Virginia, Blackhawk employs approximately 300 employees and is included in the Security and Sporting group.  The purchase price allocation will be completed in fiscal 2011.  Most of the goodwill generated in this acquisition will be deductible for tax purposes.